UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No        )

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Strongbridge Biopharma plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2020

Dear Shareholder:

You are cordially invited to attend our Annual General Meeting of Shareholders to be held at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, United States of America, at 11:00 a.m. Eastern Time (4:00 p.m. Dublin Time) on May 14, 2020. Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. The enclosed Notice of Annual General Meeting of Shareholders sets forth the proposals that will be presented at the meeting, or any adjournments thereof, which are described in more detail in the enclosed proxy statement. Our board of directors unanimously recommends that you vote “FOR” Proposals 1, 2, 3, 4 and 5, as set forth in the proxy statement.

We look forward to seeing you there.

Very truly yours,

John H. Johnson
Executive Chairman

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on May 14, 2020

Notice is hereby given that the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) of Strongbridge Biopharma plc, an Irish public limited company (the “Company”), will be held at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, United States of America, at 11:00 a.m. Eastern Time (4:00 p.m. Dublin Time) on May 14, 2020, to receive the Company’s Irish statutory financial statements for the fiscal year ended December 31, 2019 and the reports of the directors and auditors thereon, to review the affairs of the Company and to consider and vote upon the following proposals:

1.	To elect, by separate resolutions, (a) Mr. John H. Johnson and Dr. Jeffrey W. Sherman, who retire in accordance with the Articles of Association of the Company and, being eligible, offer themselves for re-election as Class II directors to serve until the conclusion of the 2023 Annual General Meeting of Shareholders and until such time as their successors are duly elected and qualified, and (b) Mr. David N. Gill, who retires in accordance with the Articles of Association of the Company and, being eligible, offers himself for election as a Class III director to serve until the conclusion of the 2021 Annual General Meeting of Shareholders and until such time as his successor is duly elected and qualified (Proposal 1);

2.	To ratify, in a non-binding vote, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize, in a binding vote, the board of directors, acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration (Proposal 2);

3.	To renew the board of directors’ existing authority under Irish law to allot and issue shares (Proposal 3);

4.	To renew the board of directors’ existing authority under Irish law to allot and issue shares for cash without first offering those shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply (Proposal 4); and

5.	To approve any motion by the Chairman to adjourn the Annual Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve Proposal 4 (Proposal 5).

The proposals to be voted on at the Annual Meeting are more fully described in the enclosed proxy statement. Proposal 4 requires approval as a special resolution, meaning it needs the affirmative vote of 75% of votes cast (in person or by proxy) to be approved. Proposals 2, 3 and 5 require approval as ordinary resolutions, meaning they need the affirmative vote of a majority of votes cast (in person or by proxy) to be approved. In respect of Proposal 1, a plurality voting standard applies in respect of the election of our directors, such that each of our directors is elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on March 27, 2020 as the record date for the determination of shareholders entitled to receive notice of and to attend, speak and vote at the Annual Meeting. Only shareholders of record at the close of business on March 27, 2020 will be entitled to receive notice of and to attend, speak and vote at the Annual Meeting or any adjournment or postponement thereof.

The board of directors believes that the resolutions to be proposed at the Annual Meeting are in the best interests of the Company and its shareholders. Accordingly, the directors unanimously recommend that you vote “FOR” each of the director nominees and “FOR” each of the proposals as they intend to do in respect of any shares held by them.

You are strongly encouraged to appoint a proxy to attend and vote at the Annual Meeting on your behalf.

Shareholders in Ireland may participate in the Annual General Meeting by audio link at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, at 4:00 p.m. (Dublin Time).

You are encouraged to vote your shares: (i) by 5:00 p.m. Eastern Time (10:00 p.m. Dublin Time) on May 13, 2020 by following the “Vote by Internet” instructions on the enclosed proxy card, (ii) by 5:00 p.m. Eastern Time (10:00 p.m. Dublin Time) on May 13, 2020 by following the “Vote by Phone” instructions on the enclosed proxy card, or (iii) by completing, dating and signing the enclosed proxy card and returning it in the accompanying postage-paid envelope, which must be received by 5:00 p.m. Eastern Time (10:00 p.m. Dublin Time) on May 13, 2020.  All proxies will be forwarded electronically to the Irish office of the Company’s transfer agent, Computershare.

A shareholder entitled to attend and vote at the Annual Meeting is entitled, using the form provided (or the form in section 184 of the Companies Act 2014 of Ireland (the “Irish Companies Act”)), to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual Meeting. A proxy need not be a shareholder of record.

By order of the Board of Directors,

Stephen J. Long
Company Secretary

Dublin, Ireland

April 1, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2020

Notice of Annual General Meeting of Shareholders, the enclosed proxy statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available free of charge on www.envisionreports.com/SBBP and on the investor relations page of the Company’s website found at www.strongbridgebio.com. The Company’s Irish statutory financial statements for the fiscal year ended December 31, 2019 will be available free of charge on www.envisionreports.com/SBBP and on the investor relations page of the Company’s website found at www.strongbridgebio.com on or before April 22, 2020.

Presentation of Irish Statutory Financial Statements

The Irish statutory financial statements of the Company for the fiscal year ended December 31, 2019, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such statutory financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s Irish statutory financial statements will be available with the other proxy materials at www.envisionreports.com/SBBP and on the investor relations page of the Company’s website found at www.strongbridgebio.com on or before April 22, 2020.

IMPORTANT NOTICE REGARDING MEASURES TO REDUCE COVID-19 TRANSMISSION AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

In light of the ongoing outbreak of Coronavirus (COVID-19), the Company would like to emphasize that we consider the health of our shareholders, employees and other attendees a top priority. We are monitoring guidance issued by the Irish and U.S. governments, the U.S. Center for Disease Control and Prevention (the “CDC”), the Irish Health Service Executive (“HSE”), and the World Health Organization and we have implemented, and will continue to implement the measures advised by the CDC and the HSE to minimize the spread of COVID-19. Information on such measures and on COVID-19 generally is available on the CDC’s website at https://www.cdc.gov/coronavirus/2019-nCoV/index.html and on the HSE’s website at https://www2.hse.ie/coronavirus/.

Shareholders are strongly encouraged to appoint a proxy to attend and vote at the Annual Meeting on their behalf, as the preferred means of fully and safely exercising their rights, as personal attendance at the Annual Meeting may present a health risk to themselves and others.

The Annual Meeting will be held in accordance with CDC and HSE guidance, therefore:

•	the Annual Meeting will be as brief as possible;

•	personal attendance is not recommended and shareholders are encouraged to appoint proxies to vote on their behalf; and

•	no lunch or any other refreshments will be provided at the Annual Meeting.

Presentations (if any) will be kept to a minimum at the Annual Meeting and such presentations will be published on the investor relations page of the Company’s website found at www.strongbridgebio.com as soon as practicable after the Annual Meeting.

In the event that a change of venue is necessitated due to public health recommendations regarding containment of COVID-19, which may include the closure of or restrictions on access to the meeting venue, we will communicate this to shareholders by an announcement, which will be published on the investor relations page of the Company’s website found at www.strongbridgebio.com.

We advise shareholders to monitor the investor relations page regularly, as circumstances may change at short notice and we recommend that shareholders keep up-to-date with the CDC and HSE guidance regarding travel, self-isolation and health and safety precautions.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ATTENDING AND VOTING AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND OTHER GENERAL INFORMATION	1
CORPORATE GOVERNANCE	5
Board of Directors	5
Board Composition	7
Board Leadership Structure	7
Director Independence	7
Committees of the Board of Directors	7
Board Meetings and Attendance	9
Oversight of Risk	9
Communications with Our Directors	9
Code of Business Conduct and Ethics	10
Policies and Procedures for Related Party Transactions	10
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	11
EXECUTIVE AND DIRECTOR COMPENSATION	12
Summary Compensation Table - 2019 and 2018	12
Narrative to Summary Compensation Table	12
Outstanding Equity Awards at December 31, 2019	14
2020 Equity Awards	15
Potential Payments Upon Termination of Employment or Following a Change of Control	15
Director Compensation	16
Non-Employee Director Equity Compensation Plan	17
Equity Compensation Plan	19
2017 Inducement Plan	20
EQUITY COMPENSATION PLAN INFORMATION	22
AUDIT-RELATED MATTERS	23
Audit Committee Report	23
Principal Accountant Fees and Services	24
Pre-Approval Policies and Procedures	24
MATTERS TO BE VOTED ON	25
Proposal 1 Election of Directors:	25
Proposal 2: To Ratify, in a Non-Binding Vote, the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020 and to Authorize, in a Binding Vote, the Board of Directors, acting through its Audit Committee, to Determine Ernst & Young LLP’s Remuneration	26
Background to Proposals 3 and 4	27
Proposal 3: To Renew our Directors’ Authority to Issue Shares	31
Proposal 4: To Renew our Directors’ Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders	32
Proposal 5: Adjournment Proposal	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
DELINQUENT SECTION 16(a) REPORTS	37
OTHER MATTERS	38
Solicitation of Proxies	38
Householding of Annual and Extraordinary Meeting Materials	38
Deadline for Submission of Shareholder Proposals for 2020 Annual General Meeting of Shareholders	38
Annual Report and Other SEC Filings	38

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF

SHAREHOLDERS

TO BE HELD ON MAY 14, 2020

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ATTENDING AND VOTING AT

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND OTHER GENERAL

INFORMATION

1.	Why did I receive this Proxy Statement?

This proxy statement is being made available to you by delivering a printed version to you by mail, because the board of directors (the “board of directors”) of Strongbridge Biopharma plc (the “Company,” “Strongbridge,” “we” or “us”) is soliciting your proxy to vote at the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, United States of America, at 11:00 a.m. Eastern Time (4:00 p.m. Dublin Time) on May 14, 2020, and at any adjournment or postponement thereof. Shareholders in Ireland may participate in the Annual Meeting by audio link at the offices of Arthur Cox, located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

The Notice of Annual General Meeting of Shareholders, this proxy statement (including a proxy card or voting instruction card, as applicable) and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”) were first mailed to shareholders on or about April 3, 2020.

The Notice of Annual General Meeting of Shareholders, this proxy statement, and the 2019 Annual Report are available free of charge on www.envisionreports.com/SBBP and on the investor relations section of the Company’s website at www.strongbridgebio.com. The Company’s Irish statutory financial statements for the fiscal year ended December 31, 2019 will be available free of charge on www.envisionreports.com/SBBP and on the investor relations page of the Company’s website found at www.strongbridgebio.com on or before April 22, 2020. We will provide without charge to each shareholder, including any beneficial owner, on the written or oral request of such shareholder, a copy of any such documents. Requests for such copies should be directed to the Company Secretary at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, United States of America.

2.	Who is eligible to vote and how?

If your shares are actually registered in your name, you are a shareholder of record. Shareholders of record who are entered in the register of members of the Company, as at the close of business on March 27, 2020, will be entitled to attend, speak, ask questions and vote at the Annual Meeting or, if relevant, any adjournment thereof. Changes in the register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting. As at the record date for the Annual Meeting, the close of business on March 27, 2020, there were 54,247,501 ordinary shares in the share capital of the Company outstanding and entitled to vote.

Depending on whether your shares are registered in your name or whether your shares are held in “street name” the arrangements for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

As a shareholder of record you may vote in one of the following ways:

By Telephone: You may submit your proxy by calling the toll-free number noted on your proxy card. Telephone proxy submission is available 24 hours a day and will be accessible until 5:00 p.m. Eastern Time (10:00 p.m. Dublin Time) on May 13, 2020. Easy to follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. Shareholders who submit their proxy by telephone should be aware that they may incur costs, such as usage charges from telephone companies, and that these costs must be borne by the shareholder.

Over the Internet: You may also choose to vote over the Internet by following the instructions set out in the proxy card enclosed with this proxy statement. Internet voting is also available 24 hours a day and will be accessible until 5:00 p.m. Eastern Time

(10:00 p.m. Dublin Time) on May 13, 2020. As with telephone proxy submission, you may confirm that your instructions have been properly recorded. Shareholders who vote through the Internet should be aware that they may incur costs, such as usage charges from Internet service providers, and that these costs must be borne by the shareholder.

By Mail: If you wish to vote by mail, please mark the enclosed proxy card, date and sign it, and promptly return it in the postage-paid envelope provided, to be received by 5:00 p.m. Eastern Time (10:00 p.m. Dublin Time) on May 13, 2020 (which will be forwarded electronically to the Irish office of the Company’s transfer agent, Computershare).

In Person at the Annual Meeting: You may vote in person by attending the Annual Meeting and submitting a ballot. Ballots will be available at the Annual Meeting.

If you are a shareholder of record and you choose to submit your proxy by telephone by calling the toll-free number on your proxy card, your use of that telephone system, and in particular the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act, of each of Robert Lutz and Stephen J. Long, each with the power of substitution, as your proxy to vote your shares on your behalf in accordance with your telephone instructions.

If your proxy is properly completed, the shares it represents will be voted at the Annual Meeting as you instruct. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the board of directors’ recommendations as set forth in the Notice of Annual General Meeting of Shareholders and as the proxy holders may determine in their absolute discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

The appointment of a proxy to vote your shares will not preclude you from attending, speaking, asking questions and voting at the Annual Meeting should you subsequently wish to do so but please bear in mind that the Company encourages shareholders to submit proxies, rather than attend the Annual Meeting in person. Please refer to the Notice Regarding Measures to Reduce Covid-19 Transmission at the Annual General Meeting of Shareholders contained in the Notice of Annual General Meeting of Shareholders section of this Proxy Statement for more information.  A proxy need not be a shareholder of the Company.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, as at close of business on March 27, 2020, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, who in turn hold through The Depository Trust Company (“DTC”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization, together with instructions as to voting. You will need to carefully follow the instructions from your broker, bank or other agent and/or contact your broker, bank or other agent if you have any queries.

As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account as per the instructions enclosed by your broker. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you contact your broker and obtain a valid proxy card from your broker or other agent.

As a beneficial owner of shares registered in the name of your broker, bank or other agent, who in turn holds through DTC, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card as per the instructions provided by your broker, bank or other agent to ensure that your vote is counted.

3.	What is the “quorum” requirement for the Annual Meeting?

A quorum is required in order to proceed with any business at the Annual Meeting. A quorum requires the presence, in person or by proxy, of the holders of shares entitled to exercise a majority of the voting power of the Company. For the purposes of establishing a quorum, abstentions and “broker non-votes” (as described below) will be counted as present.

4.	Assuming there is a quorum, what vote is required to approve each proposal being voted upon at the Annual Meeting?

Every shareholder present, in person or by proxy, shall have one vote for every ordinary share he or she holds.

The voting requirements for each of the proposals are as follows:

Proposal 1: To Elect Directors

Each of our directors is elected by a plurality of the votes cast, in person or by proxy at the Annual Meeting (including any adjournment thereof).

Proposal 2: To Ratify, in a Non-Binding Vote, the Selection of Ernst & Young LLP as the Company’s Independent Public Accounting Firm and to Authorize, in a Binding Vote, the Board of Directors, Acting through its Audit Committee, to Determine its Remuneration

A simple majority of votes cast at the Annual Meeting (including any adjournment thereof) is required to ratify, on a non-binding basis, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2020 and authorize, on a binding basis, the board of directors acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration.

Proposal 3: To renew the board of directors’ existing authority under Irish law to issue shares

As required under Irish law, Proposal 3 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting (including any adjournment thereof) in order to be approved.

Proposal 4: To renew the board of directors’ existing authority under Irish law to issue shares for cash without first offering those shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply

As required under Irish law, Proposal 4 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at the Annual Meeting (including any adjournment thereof) in order to be approved. In addition, Proposal 4 is subject to Proposal 3 being approved. Therefore, unless shareholders approve Proposal 3, Proposal 4 will fail and not be implemented, notwithstanding that shareholders may have approved Proposal 4.

Proposal 5: To approve any motion by the Chairman to adjourn the Annual Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal 4

As required under Irish law, Proposal 5 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting (including any adjournment thereof) in order to be approved.

Under Irish law, Proposal 4 is a special resolution, which requires no less than 75% of the votes of shareholders cast (in person or by proxy) at a general meeting to be voted “FOR” the proposal in order to be passed. Given the high vote threshold associated with Proposal 4, we are seeking your authority to adjourn the meeting to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal 4.

5.	What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner (that is, in “street name”) does not vote on a particular proposal because the broker does not have discretionary authority to vote on such proposal and has not received instructions from the beneficial owner with respect to such proposal. Although brokers have discretionary authority to vote your shares with respect to “routine” matters, they do not have discretionary authority to vote your shares on “non-routine” matters pursuant to New York Stock Exchange (“NYSE”) rules.

If you do not provide voting instructions for proposals which are considered “non-routine”, a “broker non-vote” occurs. The non-binding vote to ratify Ernst & Young LLP as our independent registered public accounting firm and the binding vote to authorize the board of directors, acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration (Proposal 2), the proposal to renew the authority of the board of directors to issue shares (Proposal 3), the proposal to renew the existing authority of the board of directors’ to issue shares for cash without first offering those shares to existing shareholders (Proposal 4), and the proposal to approve any motion by the Chairman to adjourn the Annual Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal 4 (Proposal 5) are considered “routine” matters under applicable NYSE rules, and your brokerage firm will be able to vote on these items even if it does not receive voting instructions from you, so long as it holds your shares in its name.  The election of directors (Proposal 1), will be treated as a “non-routine” matter under applicable NYSE rules and, therefore, your broker will not be able to vote your shares with respect to this proposal unless the broker receives specific instructions from you.  Please instruct your bank or broker accordingly so that your vote is counted.

6.	Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy before it is voted at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy on a later date before the proxy voting deadlines described above by Internet or by telephone or by signing and returning a new proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to Stephen Long, Company Secretary, Strongbridge Biopharma plc at 900 Northbrook Drive, Suite 200, Trevose, PA 19053, United States of America or by email to s.long@strongbridgebio.com. Your notice must be received before the commencement of the meeting at 11:00 a.m. Eastern Time (4:00 p.m. Dublin Time ) on May 14, 2020 or if the Annual Meeting is adjourned, before the commencement of the adjourned meeting; or

•	you may attend the Annual Meeting and vote in person.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

Persons who hold their shares through a bank, brokerage firm or other nominee may change their voting instructions by following the instructions of their bank or broker, or by obtaining a legal proxy from their bank or broker and submitting the legal proxy before the proxy voting deadlines described above.

7.	Will I have dissenters’ rights?

No dissenters’ rights are available under Irish law or our Articles of Association to any shareholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

8.	What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must sign and return all of the proxy cards or follow the instructions for any alternative voting procedure in each set of materials you receive.

If you need assistance in voting by telephone or over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact our proxy advisor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free in the United States: (800) 574-6506

CORPORATE GOVERNANCE

Board of Directors

Set forth below are the names and certain biographical information about each member of our board of directors as of the date of this proxy statement.

Mr. Johnson and Dr. Sherman are standing for election as Class II directors at the Annual Meeting. Mr. Gill is standing for election as a Class III director.

The information presented below includes each director’s principal occupation and business experience for at least the past five years and the names of other public companies for which he or she has served as a director during the past five years.

NAME	AGE	POSITION
John H. Johnson	62	Executive Chairman
David N. Gill	65	Director
Garheng Kong, M.D., Ph.D.	44	Director
Jeffrey W. Sherman, M.D., FACP	65	Director
Mårten Steen, M.D., Ph.D.	44	Director
Hilde H. Steineger, Ph.D.	54	Director

John H. Johnson has served as our Executive Chairman since November 2019, and has served as chairman of our board of directors since March 2015. Mr. Johnson recently served as Chief Executive Officer and a board member of Melinta Pharmaceuticals, Inc. through September 2019, having served as interim Chief Executive Officer since October 2018. Mr. Johnson is also a member of the board of directors of Portola Pharmaceuticals, Inc. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and as its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s board of directors until it was acquired by Eli Lilly in November 2008. From 2005 to 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada units from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., OrthoMcNeil Pharmaceutical Corporation and Pfizer, Inc. Mr. Johnson is the former Chairman of Tranzyme Pharma, Inc., former lead independent director of Sucampo Pharmaceuticals, Inc and a former director of Histogenics Corporation and AVEO Pharmaceuticals, Inc. He previously served as a member of the board of directors for the Pharmaceutical Research and Manufacturers of America and the Health Section Governing Board of Biotechnology Industry Organization. Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania.

Qualifications:  Mr. Johnson brings to our board of directors extensive leadership, business and governance experience having served as a chief executive office and on the board of directors of numerous public biopharmaceutical companies. Mr. Johnson’s strong leadership qualities and industry knowledge position him well to provide valuable insights to both management and his fellow board members on issues facing our Company.

David N. Gill has served as a member of our board of directors since September 2019. Mr. Gill served as the President and Chief Financial Officer of EndoChoice, Inc., a medical device company focused on gastrointestinal disease from April 2016 through the sale of the company to Boston Scientific in November 2016 and as Chief Financial Officer from August 2014 to April 2016. Since August 2019, Mr. Gill has served as chairman of the board of directors of Melinta Therapeutics, Inc. Mr. Gill also currently serves as a director of Y-mAbs Therapeutics, Inc. Evolus, Inc., and STRATA Skin Sciences, Inc. Previously he served on the board of directors of Histogenics, Inc. from January 2015 to July 2019. Earlier in his career, Mr. Gill served in a variety of senior executive leadership roles for several publicly-traded companies, including NxStage Medical, Inc., CTI Molecular Imaging, Inc., Interland Inc. and Novoste Corporation. Mr. Gill holds a B.S. degree, cum laude, in Accounting from Wake Forest University and an M.B.A. degree, with honors, from Emory University, and was formerly a certified public accountant.

Qualifications: Mr. Gill has extensive experience as an executive in the medical device industry. This experience and his extensive prior and current service as a director of other public life sciences companies make him a valuable contributor to our board of directors.

Garheng Kong, M.D., Ph.D. has served as Lead Independent Director of our board of directors since November 2019 and has served as a member of our board of directors since September 2015. In July 2013, he founded, and has since served as managing partner of, HealthQuest Capital, a healthcare venture growth fund. Dr. Kong was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From May 2000 to September 2010, he worked at Intersouth Partners, a venture capital firm, serving most recently as a general partner. Dr. Kong currently serves as a director of Venus Concept, Alimera Sciences, Inc. and Laboratory Corporation of America Holdings. Dr. Kong previously served on the board of directors of Histogenics Corporation, Melinta Therapeutics, Inc. and Avedro, Inc. Dr. Kong holds a B.S. from Stanford University and an M.D., Ph.D. and M.B.A. from Duke University.

Qualifications:  Dr. Kong brings to the Board extensive knowledge and experience in both the healthcare and finance fields due to his medical background and his work in life science-related venture capital firms and has significant prior board experience with both public and privately held companies.

Jeffrey W. Sherman, M.D., FACP has served as a member of our board of directors since October 2016. Since 2009, he has served as Chief Medical Officer and Executive Vice President of Horizon Therapeutics plc. He has also served as a member of the Xeris Pharmaceuticals board of directors since April 2018. He previously held positions at IDM Pharma, Takeda Global Research and Development, NeoPharm, Searle/Pharmacia, Bristol-Myers Squibb, and is a past president of the Drug Information Association (DIA). He is a member of a number of professional societies, a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine, and also serves on the Board of Advisors of the Center for Information and Study on Clinical Research Participation (CISCRP). Dr. Sherman earned his MD from the Rosalind Franklin University of Medicine and Science/The Chicago Medical School. He completed internship, residency and chief residency programs in internal medicine at Northwestern University Feinberg School of Medicine, where he currently serves as an adjunct assistant professor and a member of the alumni board, and a fellowship program in infectious diseases at the University of California San Francisco, where he was also a research associate at the Howard Hughes Medical Institute in allergy and immunology. He received a BA in Biology from Lake Forest College.

Qualifications: With over 25 years of research, clinical development, regulatory and commercialization experience within the biopharmaceutical industry, Dr. Sherman brings critical knowledge and expertise to our board of directors relating to the development and commercialization of biopharmaceutical products.  In addition, his experience serving in senior leadership positions at multiple public biopharmaceutical companies provides him with keen insight into the issues facing these companies.

Mårten Steen, M.D., Ph.D. has served as a member of our board of directors since December 2014. Since April 2010, he has served as a Partner of HealthCap VI LP, a venture capital firm investing in life science companies. Prior to HealthCap, from February 2008 until March 2010, Dr. Steen served as director at Merck Serono SA, a biopharmaceutical company. He previously served on the boards of Ultragenyx Pharmaceutical Inc., Wilson Therapeutics AB, Altimmune, Inc. and FerroKin Biosciences. Dr. Steen holds a B.Sc. in Business Administration, an M.D., and a Ph.D. in Clinical Chemistry, all from Lund University.

Qualifications:  Dr. Steen brings extensive venture capital experience in evaluating opportunities and managing healthcare portfolio businesses as well as multiple board experiences at other biopharmaceutical companies, providing him with critical insights on the issues facing our Company.  His experience working with global business development, focusing on both product and technology licensing, is also extremely valuable to management.

Hilde H. Steineger, Ph.D. has served as a member of our board of directors since January 2014. She is currently Chief Executive Officer at Staten Biotechnology. She also serves as Chief Operations Officer and Co-founder of NorthSea Therapeutics B.V. Dr. Steineger is a board member of Nordic Nanovector ASA. Dr. Steineger previously served as Head of Strategic Innovation Management in Nutrition & Health Division of BASF, and as Head of Global Omega-3 Innovation Management at Pronova BioPharma ASA, a BASF company, from April 2013 to May 2015. From August 2007 to June 2010, Dr. Steineger was Head of Investor Relations for Pronova BioPharma and Vice President Business Development in Pronova BioPharma from November 2009 to April 2013. She previously served as a member of the board of directors of PCI Biotech AS, Afiew AS, Algeta ASA, Weifa AS, Inven2 AS, Alertis AS, Clavis Pharma ASA and Biotech Pharmacon ASA. Dr. Steineger holds a Ph.D. in medical biochemistry from University of Oslo and an MSc in molecular biology/biotechnology.

Qualifications:  Dr. Steineger brings extensive experience in the business/finance and life sciences areas, including as a financial analyst covering life sciences companies, as a venture capitalist at a life science venture fund and as head of business development at a leading pharmaceutical company. This broad experience from a diverse set of industries has provided Dr. Steineger with the opportunity to develop strong analytical and leadership skills which, along with her medical biochemistry background, allows her to provide valuable insight to our board of directors.

Board Composition

The Irish Companies Act provides for a minimum of two directors for public limited companies. Our Articles of Association provide for a minimum of two directors and a maximum of 13 directors. Our shareholders may from time to time increase or reduce the maximum number, or increase or reduce the minimum number (subject to the minimum requirements of the Irish Companies Act), of directors by special resolution. Our board of directors determines the number of directors within the range of two to 13. Our board currently consists of six directors.

Our Articles of Association divide our board of directors into three classes, with members of each class being elected to staggered three-year terms. At each annual general meeting, directors will be elected for a full term of three years to succeed those directors of the relevant class whose terms are expiring. A nominee is elected to the board of directors by a plurality of votes cast.

Our Class II directors, consisting of Mr. Johnson and Dr. Sherman, have been nominated for election at our Annual Meeting for a term ending at the conclusion of the Company’s 2023 annual general meeting and until such time as their successors are duly elected and qualified. Mr. Gill was appointed to our board of directors on September 3, 2019 and serves as a Class III director. However, as Mr. Gill replaced Richard S. Kollender on our board of directors, in accordance with our Articles of Association, Mr. Gill has the same remaining term as that of Mr. Kollender prior to his resignation, such that Mr. Gill’s term of appointment will expire at the conclusion of the Annual Meeting and until such time as his successor is duly elected and qualified. As Mr. Gill is a Class III director, Mr. Gill has been nominated for election at the Annual Meeting for a term ending at the conclusion of the Company’s 2021 annual general meeting and until such time as his successor is duly elected to ensure that his term of office coincides with that of our other Class III director. Currently, our only other Class III director is Dr. Kong. Dr. Kong was elected at our annual general meeting in May 2018 for a term ending at the conclusion of the Company’s 2021 annual general meeting and until such time as his successor is duly elected and qualified.  Our Class I directors, consisting of Drs. Steen and Steineger, were elected at our annual general meeting in May 2019 for a term ending at the conclusion of the Company’s 2022 annual general meeting and until such time as their successors are duly elected and qualified.

Board Leadership Structure

Mr. Johnson currently serves as our Executive Chairman (principal executive officer) and will continue to do so as our board of directors conducts a formal search to identify our next chief executive officer. Mr. Kong has been appointed Lead Independent Director of our board of directors.

Director Independence

Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Mr. Gill and Drs. Kong, Sherman, Steen and Steineger, representing five of our six directors, is independent under the applicable rules and regulations of the Nasdaq Stock Market (“Nasdaq”). In making such determinations, the board of directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances the board of directors deemed relevant in determining their independence. As Executive Chairman, Mr. Johnson no longer qualifies as an independent director under the applicable rules and regulations of Nasdaq.

Committees of the Board of Directors

The standing committees of our board of directors consist of an audit committee, a compensation committee and a nomination and governance committee. Each committee operates under a charter. Copies of each committee’s charter are posted on the “Investors” tab of our website, which is located at www.strongbridgebio.com.

Audit Committee

The current members of our audit committee are Mr. Gill and Drs. Steineger and Sherman, with Mr. Gill serving as chairman. Our board of directors has determined that each member of our audit committee is independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Irish Companies Act and the applicable listing requirements of Nasdaq, and that each member of our audit committee satisfies the other listing requirements of Nasdaq for audit committee membership. Our board of directors has also determined that two of the three members of our audit committee, Mr. Gill and Dr. Steineger, qualify as an “audit committee financial expert,” as such term is defined by the SEC and as a “person who has competence in accounting or auditing”, within the meaning of Section 167 of the Irish Companies Act, and that he or she has the requisite level of financial sophistication required by the continued listing standards of Nasdaq.

Under the Audit Committee Charter, our audit committee is authorized to take the following actions, among others:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;

•	review the proposed scope and results of the audit;

•	review and pre-approve audit and non-audit fees and services;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	establish procedures for complaints received by us regarding accounting matters; and

•	oversee internal audit functions, if any.

Compensation Committee

The current members of our compensation committee are Garheng Kong and David N. Gill, with Dr. Kong serving as chairman. Our board of directors has determined that both members of our compensation committee are independent under the applicable listing requirements of Nasdaq.

Under the Compensation Committee Charter, our compensation committee is authorized to take the following actions, among others:

•	review at least annually the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the board of directors amend, these goals and objectives if the committee deems it appropriate;

•	evaluate annually the performance of our Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and make recommendations to the board of directors with respect to the Chief Executive Officer’s compensation level based on this evaluation;

•	evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and determine the compensation of such other executive officers; and

•	review at least annually the Company’s general compensation plans and other employee benefit plans, including incentive compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the board of directors amend these plans if the committee deems it appropriate.

Nomination and Governance Committee

The current members of our nomination and governance committee are Drs. Steen and Kong, with Dr. Steen serving as chairman. Our board of directors has determined that each member of our nomination and governance committee is independent under the applicable listing requirements of Nasdaq.

Under the Nomination and Governance Committee Charter, our nomination and governance committee is authorized to take the following actions, among others:

•	assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the board of directors;

•	recommend the director nominees for election by the shareholders or appointment by the board of directors, as the case may be, pursuant to our Articles of Association;

•	make recommendations to the board of directors regarding the size and composition for each standing committee of the board of directors and monitor the functioning of the various committees; and

•	evaluate and determine at least annually the appropriate level of compensation for the board of directors and committee service by non-employee directors.

Director nominees are considered by our nomination and governance committee on a case-by-case basis. Among the qualifications considered in the selection of candidates, the nomination and governance committee will consider the following attributes: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the board of directors. The nomination and governance committee will consider these criteria for nominees identified by the committee, the board of directors, by shareholders, or through other sources.

The nomination and governance committee will make a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve, and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nomination and governance committee will determine which nominee(s) to submit for election. The nomination and governance committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

When current directors are considered for nomination for re-election, the nomination and governance committee will take into consideration their prior contributions and performance as well as the composition of our board of directors as a whole, including whether the board of directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities.

It is our nomination and governance committee’s responsibility to consider shareholder proposals for nominees for election as directors that are nominated in accordance with our Articles of Association, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our ordinary shares are listed for trading or quotation. Generally, a  recommendation made by a shareholder entitled to notice of, and to vote at, the meeting at which a  proposed nominee is to be considered must be in writing and received by the Secretary of the Company by no later than the close of business on the day that is no less than 120 days prior to the first anniversary of the day the Company’s proxy statement in respect of the preceding year’s annual general meeting is first released to shareholders, provided, however, that in the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the preceding year’s proxy statement, notice by the shareholder must be so delivered by close of business on the day that is not less than the later of (a) 150 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by the Company. The notice must set forth all of the information required by the Company’s Articles of Association to be considered by the nomination and governance committee and the board of directors.

Board Meetings and Attendance

The board of directors met eight times during 2019. During 2019, each board member attended at least 75% of the aggregate of the number of board meetings held during his or her term and the meetings held by all committees of the board on which he or she then served.

We have not adopted a formal policy regarding director attendance at the annual general meeting of shareholders. Mr. Matthew Pauls attended our 2019 annual general meeting of shareholders in his capacity as Chief Executive Officer and as a representative of the board of directors.

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital raising and allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; our nomination and corporate governance committee oversees risk management activities relating to board composition. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss such risks.

Communications with Our Directors

Our board of directors will give appropriate attention to written communications that are submitted by shareholders and will respond if and as appropriate. The chairman of the board, or otherwise the chair of the nomination and governance committee, and the

Company Secretary are primarily responsible for monitoring communications from shareholders and other interested parties and provide copies or summaries of such communications to the other directors as they consider appropriate. Shareholders who wish to communicate with our board of directors may do so by addressing such communications to Board of Directors, c/o Company Secretary, Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053. Communications will be forwarded to other directors if they relate to substantive matters that the chairman of the board or chair of the nomination and governance committee considers appropriate for attention by the other directors.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees and is posted on the Investors section of our website, which is located at www.strongbridgebio.com. Our Code of Business Conduct and Ethics provides that our directors, officers and employees are expected to avoid any action, position or interest that conflicts with the interests of our company or gives the appearance of a conflict. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our voting securities and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any proposed transaction involving the Company and an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect material interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to: the benefits to the Company; the impact on a director’s independence in the event the transaction involves a director, an immediate family member of a director or an entity in which a director is a general partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Except as described below, there have been no related party transactions since January 1, 2018.

On January 25, 2018, we sold 5,000,000 ordinary shares in a public offering. One of our existing shareholders holding in excess of 5% of our outstanding shares prior to the public offering, Broadfin Capital LLC, purchased shares in the public offering for $2.0 million.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of the date of this proxy statement.

NAME	AGE	POSITION
John H. Johnson	62	Executive Chairman
Frederic Cohen, M.D.	55	Chief Medical Officer
Robert Lutz	51	Chief Financial Officer
Richard S. Kollender	50	Chief Operating Officer
Stephen Long	54	Chief Legal Officer
Scott Wilhoit	57	Chief Commercial Officer

In addition to the biographical information for Mr. Johnson, which is set forth above under “Corporate Governance—Board of Directors,” set forth below is certain biographical information about our other executive officers.

Fredric Cohen, M.D. has served as our Chief Medical Officer since November 2016. Dr. Cohen joined Strongbridge in August 2015 and held roles of increasing responsibility, including Senior Vice President, Global Research and Development, and Vice President, Clinical Research and Development, prior to his promotion to Chief Medical Officer. Fred is an endocrinologist by training with approximately 25 years of drug and business development experience, most recently focused in development and commercialization of rare disease and specialty products. Prior to joining Strongbridge, Fred provided strategic and operational counsel to life science companies, actively supporting their development and licensing functions. Prior to that, he served as Executive Director, Clinical Pipeline, at Aptalis Pharma, where he was responsible for innovation strategy as well as building and advancing the company’s specialty pharma pipeline. He has also held research and development positions with Johnson & Johnson and Eli Lilly & Company. Fred holds an M.D. from Pennsylvania State University College of Medicine and an A.B. in biology from Franklin and Marshall College.

Robert Lutz has served as our Chief Financial Officer since September 2019. He previously served as our Chief Business Officer from October 2014 to September 2019. Prior to joining the Company, Mr. Lutz worked from December 2004 to April 2014 at Shire Plc, a publicly traded specialty biopharmaceutical company prior to being purchased by Takeda Pharmaceutical Company Ltd., where he most recently served as Vice President and held key leadership positions in the Specialty Pharmaceutical division. Prior to Shire Plc, Mr. Lutz worked in a variety of roles, including Vice President of Finance, for Cinergy Corp., an electric and gas utility company. Mr. Lutz also worked as a Senior Analyst at Alan B. Slifka and Co., a hedge fund, after having started his career at Goldman Sachs Group Inc., where he served as a Financial Analyst in its principal investment area. He holds a B.A. in economics and computer science from Amherst College and an M.B.A. from the Kellogg School of Management.

Richard S. Kollender has served as our Chief Operating Officer since September 2019. He previously served as a Class II director of our board of directors from March 2015 until September 2019, and was Chairman of the audit committee and a member of the compensation committee. Since January 2011, he has served as a Partner and Executive Manager of Quaker Partners Management, LP, a healthcare investment firm, which he initially joined in 2003, and was promoted to Partner in 2005. In addition, from August 2016 through September 2018, Mr. Kollender served as Chief Business Officer and Chief Financial Officer of Rapid Micro Biosystems, a Quaker Partners’ portfolio company, where he continues to serve on the board of directors. Mr. Kollender held positions in sales, marketing and worldwide business development at GlaxoSmithKline (“GSK”), and served as investment manager at S.R. One, the corporate venture capital arm of GSK. Mr. Kollender holds a B.A. in accounting from Franklin and Marshall College and an M.B.A. and a certificate degree in the Graduate Program in Health Administration and Policy, both from the University of Chicago, and practiced as a certified public accountant for six years at public accounting firms including KPMG.

Stephen Long has served as our Chief Legal Officer since March 2015 and as Company Secretary since September 2015. Prior to joining Strongbridge, Mr. Long served as Counsel at the law firm of Reed Smith LLP, from April 2013 to February 2015. He previously served at C.R. Bard, Inc., a medical device manufacturing company, from October 2000 to May 2012 in the roles of Vice President, General Counsel, as Vice President, and Secretary, and as Associate General Counsel. Mr. Long also served as Assistant General Counsel, Consumer Healthcare, at Warner-Lambert Company, and as Counsel for the company’s pharmaceutical division from February 1998 to September 2000. Mr. Long held positions earlier in his career at the law firm of Willkie Farr & Gallagher and Bankers Trust Company. Mr. Long received his B.S. from the School of Industrial and Labor Relations at Cornell University and his J.D. from Albany Law School of Union University.

Scott Wilhoit has served as our Chief Commercial Officer since May 2019. Mr. Wilhoit joined Strongbridge in January 2017 and held roles of increasing responsibility, including Senior Vice President, Global Market Access, Patient Services and Advocacy, prior to his promotion to Chief Commercial Officer. Mr. Wilhoit has over 30 years of industry experience, much of which has been focused on commercializing products in a variety of rare disease categories. Most recently, Mr. Wilhoit served as Vice President, Market Access and Patient Services at Marathon Pharmaceuticals, where he designed and developed the access strategy for the company’s first commercial rare disease product. Previously, Mr. Wilhoit served as Vice President, Market Access and Health Services at PTC Therapeutics leading pre-launch market access strategic planning for the company’s Duchenne Muscular Dystrophy treatment. Prior to that, he served as Vice President, Pricing, Access and Patient Services at NPS Pharmaceuticals (acquired by Shire). Mr. Wilhoit has also served in a variety of positions with increasing responsibility with Clarus Therapeutics, Auxilium Pharmaceuticals, Biovail Corporation and Johnson & Johnson. Mr. Wilhoit served as a Field Artillery Officer in the U.S. Army and holds a BS in Criminology from Missouri Western State University.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table – 2019 and 2018

The following table sets forth information concerning cash and non-cash compensation paid for 2019 and 2018 to certain of our executive officers (referred to herein as “our named executive officers”).

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation
Name and position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	Total
John H. Johnson(4)	2019	$114,400	$-	$-	$274,411	$202,388	$591,199
Executive Chairman
Matthew Pauls (5)	2019	524,425	230,345	233,500	1,306,841	156,218	2,451,329
Former Chief Executive Officer	2018	540,000	400,000	-	1,692,093	18,837	2,650,929
Fredric Cohen, M.D.	2019	427,859	145,472	114,415	385,518	20,563	1,093,827
Chief Medical Officer	2018	411,403	235,987	-	560,808	25,056	1,233,254
Robert Lutz	2019	373,298	144,375	114,415	359,381	25,458	1,016,927
Chief Financial Officer
A. Brian Davis (6)	2019	261,283	88,785	93,400	354,481	216,062	1,014,010
Former Chief Financial Officer	2018	374,351	201,676	-	555,973	23,414	1,155,414

(1)	The amounts in this column represent the discretionary bonuses paid with respect to 2019 and 2018 performance.

(2)	The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value.

(3)	All other compensation received that does not properly report in any other column of the table including insurance premiums paid by Strongbridge with respect to term life insurance, company match on employee’s 401(k) contributions and club membership fees. Included in Mr. Pauls’ amount is $139,000 of payments made in 2019 in connection with his termination of employment with the Company. Included in Mr. Johnson’s amount is $201,926 received as director compensation for 2019, which includes $78,326 of fees earned and $123,600 in stock awards granted to Mr. Johnson. See “Director Compensation (2019)” for additional information concerning the compensation paid to Mr. Johnson as a director in 2019. Included Mr. Davis’s amount is $181,000 of payments made in 2019 in connection with his termination of employment with the Company.

(4)	Mr. Johnson was appointed Executive Chairman (principal executive officer) of the Company effective November 1, 2019.

(5)	Mr. Pauls resigned as Chief Executive Officer effective November 1, 2019.

(6)	Mr. Davis resigned as Chief Financial Officer effective September 3, 2019.

Narrative to Summary Compensation Table

We have entered into an Executive Chairman Agreement with Mr. Johnson and employment agreements with each of Mr. Lutz and Dr. Cohen, as well as with Messrs. Pauls and Davis prior to their resignation. These agreements outline the terms of the employment relationship, including any potential severance benefits. We believe that these agreements provide certainty to our management team and help to retain the leadership necessary for our company to succeed.

Executive Chairman Agreement

We entered into an Executive Chairman Agreement with Mr. Johnson, pursuant to which Mr. Johnson will serve as Executive Chairman until the date our new Chief Executive Officer commences employment with us (unless terminated sooner by reason of Mr. Johnson’s death, disability, resignation or removal). Under the terms of the Executive Chairman Agreement, Mr. Johnson will be paid a monthly salary of not less than $57,200 and will be eligible to participate in and receive benefits under our employee benefit plans that are generally made available to our executive officers. Mr. Johnson was also granted an option to purchase 275,000 ordinary shares (the “Johnson Option”) under the Company’s 2015 Equity Compensation Plan (the “2015 Plan”), at an exercise price equal to the closing price per share of the Company’s ordinary shares as reported on Nasdaq on the grant date. The Johnson Option will vest and become exercisable over a period of four years from the grant date, with 6.25% of the grant vesting on each of the 16 quarterly anniversaries of the grant date.

The Executive Chairman Agreement will be effective for an initial term (the “Johnson Initial Term”) of six months beginning November 1, 2019. Following the Johnson Initial Term, the Executive Chairman Agreement will be automatically extended for additional one-month periods (each a “Johnson Additional Term”) unless, at least 30 days prior to the then-scheduled date of expiration of the Johnson Initial Term or 15 days prior to the then-scheduled expiration of any Johnson Additional Term, as applicable, either (i) the board of directors gives notice to Mr. Johnson that it is electing not to extend the term of the Executive Chairman Agreement, or (ii) Mr. Johnson gives notice to the board of directors that he is electing not to extend the term of the Executive Chairman Agreement.

The Executive Chairman Agreement provides for severance benefits detailed below under “Potential Payments upon Terminations of Employment or Following a Change in Control.”

Employment Agreements

We entered into employment agreements with each of Dr. Cohen and Mr. Lutz for their service as Chief Medical Officer and Chief Financial Officer, respectively. The agreements are effective until terminated by either the Company or the executive officer, in either case in accordance with the terms of the agreement. Under the terms of the employment agreements, Dr. Cohen is entitled to receive an annual base salary of $442,834 and Mr. Lutz is entitled to receive an annual base salary of $404,250. Pursuant to the terms of these agreements, the annual incentive bonus targets for Dr. Cohen and Mr. Lutz are 40% of their annual base salary. Our executive officers are also entitled to participate in benefits offered by us for similarly situated employees, including the Company’s paid time-off policy.

Prior to their resignations, we were also a party to employment agreements with Messrs. Pauls and Davis. Under these agreements, Messrs. Pauls and Davis were entitled to receive an annual basis salary of $572,100 and $387,453, respectively, with an annual incentive bonus target of 55% and 40% of their annual base salaries, respectively. Messrs. Pauls and Davis were also entitled to participate in benefits offered by us for similarly situated employees, including the Company’s paid time-off policy.

The employment agreements with our executive officers provide for severance benefits detailed below under “Potential Payments upon Terminations of Employment or Following a Change in Control.” Each employment agreement also contains a non-competition provision, which applies during the term of employment and for one year following termination, and a restrictive covenant with respect to non-disclosure of confidential information, which remains in effect during the term of employment and at all times thereafter.

Other Benefits

Our executive officers (including the named executive officers) are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans and our 401(k) plan. Under our 401(k) plan, participants may elect to make both pre- and post-tax contributions to their accounts in the plan, and we match 100% of those contributions up to 4% of compensation. Our executive officers are not eligible for retirement benefits other than under our 401(k) plan. We are not required to, and have not, set aside any amounts relating to pension or retirements.

Consulting Agreement with Mr. Davis

Effective September 3, 2019, the Company entered into a consulting agreement with Mr. Davis (the “Davis Consulting Agreement”), pursuant to which Mr. Davis agreed to provide certain advisory services to the Company relating to the Company’s business, financial reporting or financial statements, or other business matters. Pursuant to the terms of the consulting agreement, the Company agreed to pay Mr. Davis $5,000 per month (or such pro rata portion in the event of termination) through the close of business on September 2, 2020 the “Davis Initial Term”. In addition, the Davis Consulting Agreement provides that, notwithstanding any contrary provision of the 2015 Plan, any vested stock options held by Mr. Davis as of the effective date of the Davis Consulting Agreement will continue to be exercisable during the Davis Initial Term.

Outstanding Equity Awards as of December 31, 2019

The following table includes certain information with respect to option and stock awards that were outstanding as of December 31, 2019 for our executive officers.

	Option Awards						Stock Awards
	Number of	Number of						Market
	Securities	Securities					Number of	Value of
	Underlying	Underlying					Shares or	Shares or
	Unexercised	Unexercised		Option			Units of	Units of
	Options	Options		Exercise		Option	Stock That	Stock That
	(#)	(#)		Price	Grant	Expiration	Have Not	Have not
Name	Exercisable	Unexercisable		($)	Date	Date	Vested (#)	Vested ($) (1)
John Johnson	18,181	—		$10.74	3/17/2015	3/17/2020
	18,181	—		$13.43	3/17/2015	3/17/2020
	18,181	—		$16.11	3/17/2015	3/17/2020
	13,224	—		$17.55	10/16/2015	10/16/2025
	40,000	—		$5.50	5/12/2016	5/12/2026
	40,000	—		$4.40	5/11/2017	5/11/2027
	40,000	—		$7.75	5/15/2018	5/15/2028
	—	275,000	(2)	$1.56	11/14/2019	11/14/2029
							40,000	$83,600	(5)

Matthew Pauls	303,181	—	(3)	$15.71	5/26/2015	5/26/2025
	150,251	14,062	(3)	$3.94	2/26/2016	2/26/2026
	187,500	93,751	(3)	$2.90	2/23/2017	2/23/2027
	153,125	87,500	(3)	$6.65	2/5/2018	2/5/2028
	75,000	100,000	(3)	$4.67	2/20/2019	2/20/2029

Fredric Cohen, M.D.	81,818	—		$18.12	8/5/2015	8/5/2025
	28,125	1,875	(2)	$3.94	2/26/2016	2/26/2026
	35,000	5,000	(4)	$4.16	6/13/2016	6/13/2026
	7,500	2,500	(4)	$3.90	11/23/2016	11/23/2026
	118,938	54,062	(2)	$2.90	2/23/2017	2/23/2027
	50,750	65,250	(2)	$6.65	2/5/2018	2/5/2028
	22,125	95,875	(2)	$4.67	2/20/2019	2/20/2029
							24,500	$51,205	(6)

Robert Lutz	15,150	—		$14.37	6/25/2015	6/25/2025
	59,063	3,937	(2)	$3.94	2/26/2016	2/26/2026
	120,313	54,687	(2)	$2.90	2/23/2017	2/23/2027
	49,875	64,125	(2)	$6.65	2/5/2018	2/5/2028
	20,625	89,375	(2)	$4.67	2/20/2019	2/20/2029
							24,500	$51,205	(6)

A. Brian Davis	54,545	—		$15.71	5/26/2015	5/26/2025
	133,363	—		$18.80	7/21/2015	7/21/2020
	56,875	—		$3.94	2/26/2016	2/26/2026
	112,500	—		$2.90	2/23/2017	2/23/2027
	43,125	—		$6.65	2/5/2018	2/5/2028
	13,563	—		$4.67	2/20/2019	2/20/2029

(1)	The market value of shares that have not vested is based on the closing price of our ordinary shares on December 31, 2019, or $2.09 per share.

(2)	These options vest in 16 equal quarterly installments commencing with the first quarter subsequent to the grant date. These options will fully vest and become exercisable upon a change of control provided that the executive is employed on the date of such change of control.

(3)	These options vest through November 30, 2020, in each case according to their vesting schedule, and all options that were vested as of the date of Mr. Pauls’s resignation (or that will vest through November 30, 2020) will remain exercisable through November 30, 2020; however, the options that vest solely during the month of November 2020 will remain exercisable through February 26, 2021.

(4)	One-fourth of the shares underlying these options vested on the one-year anniversary of the Date of Grant and the remaining three-fourths of the shares underlying these options vest/vested in quarterly installments after the one-year anniversary of the Date of Grant. These options will fully vest and become exercisable upon a change in control provided that the executive is employed on the date of such change in control.

(5)	The restricted stock units vest on May 15, 2020, provided Mr. Johnson provides services to the Company through such date.

(6)	The restricted stock units vest on February 20, 2021.

Prior to September 3, 2015, we did not have an equity compensation plan. Grants of stock options to the executive officers and other individuals were made through individual grant agreements.

2020 Equity Awards

On January 27, 2020, our board of directors approved grants of stock options for Dr. Cohen and Mr. Lutz in the amounts of 300,000 and 275,000, respectively. These stock options vest in sixteen equal quarterly installments beginning April 27, 2020, provided the executive officer is employed by the Company on each vesting date.  All stock options will fully vest upon a change of control of our Company.

Potential Payments Upon Terminations of Employment or Following a Change of Control

Executive Chairman Agreement

Pursuant to the terms of the Executive Chairman Agreement, we may terminate Mr. Johnson’s employment at any time; provided, however, that if we terminate Mr. Johnson’s employment, Mr. Johnson will be entitled to receive, subject (in the case of clauses (ii) through (iv)) to his execution and non-revocation of a customary release of claims in favor of the Company and its affiliates, (i) any accrued but unpaid base salary and vested benefits through the date his employment is terminated, (ii) if his employment is terminated on or before the last day of the Johnson Initial Term, a single lump sum cash amount equal to the base salary that he would have otherwise received had his employment not been terminated, from the date his employment is terminated through the expiration of the Johnson Initial Term; (iii) subject to his election, a payment of 100% of the COBRA payments for health and welfare coverage that he held as of the date his employment is terminated (for a period of 18 months); and (iv) if his employment is terminated other than pursuant to a delivery of notice by us not to renew the Executive Chairman Agreement, immediate acceleration of vesting of all of his outstanding equity awards.  In addition, upon any involuntary termination of Mr. Johnson’s service on the board of directors, the Executive Chairman Agreement provides for immediate acceleration of vesting of all of his outstanding equity awards.

Employment Agreements

The employment agreements with our other executive officers (including Mr. Lutz and Dr. Cohen, and Messrs. Pauls and Davis prior to their resignations) provide that, upon a termination of employment by our company without “cause,” or by the executive for “good reason,” or due to the executive’s death, subject to the execution of a release of claims, he or she will be entitled to (1) an amount equal to the sum of 12 months of base salary and the target bonus, paid in installments over the 12-month period following termination, (2) a pro rata portion of the annual bonus that he would have been entitled to receive for the calendar year that includes the termination date, based on the actual achievement of the applicable performance goals, and (3) medical and dental benefits provided by us that are at least equal to the level of benefits provided to other similarly situated active employees until the earlier of (a) 12 months following the termination date and (b) the date the executive becomes covered under a subsequent employer’s medical and dental plans.

In the event there is a change of control of our company and, during the 24-month period following the change of control, any of our executive officers is terminated by us without cause, by the executive for good reason, or due to the executive’s death or, he or she will be entitled to the severance benefits detailed below and all unvested equity or equity-based awards held by the executive will accelerate and vest. The severance benefits include (1) an amount equal to the sum of 18 months base salary and the target bonus, paid in installments over the 18-month period following termination; and (2) the medical and dental benefits provided by us until the earlier of (a)  one year following the termination date and (b) the date the executive becomes covered under a subsequent employer’s medical and dental plans.

Under the employment agreements, “cause” is defined as (1) the conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving theft, embezzlement, dishonesty or moral turpitude, (2) any act constituting willful misconduct, deliberate malfeasance, dishonesty, or gross negligence in the performance of the individual’s duties, (3) the willful and continued failure to perform any of the individual’s duties, which has not been cured within 30 days following written notice from us, or (4) any material breach by the individual of the employment agreement or any other agreement with us, which has not been cured within

30 days following written notice from us. “Good reason” is defined as any of the following reasons unless cured by us within a specified period: (1) a material reduction of the individual’s base salary, other than a reduction that is applicable to other senior executives in the same manner and proportion, (2) the assignment of duties or responsibilities which are materially inconsistent with the individual’s position, (3) a change in the principal location at which the individual performs his or her duties to a new location that is more than 50 miles from the prior location or (4) a material breach of the employment agreement by us. “Change of control ” is defined as the occurrence of any of the following: (a) any person or group of persons becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided that if the person or group of persons is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock by such person or group of persons shall not constitute an additional change of control; (b) the stockholders of the Company approve a plan of complete liquidation of the Company; (c) the sale or disposition of all or substantially all of the Company’s assets; or (d) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction. The following acquisitions are not considered to be a change of control of the Company: (A) an acquisition by the Company or entity controlled by the Company, or (B) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company.

The employment agreements also provide that, in the event that any of our other executive officers is subject to the excise tax under Section 4999 of the Code, the payments that would be subject to the excise tax will be reduced to the level at which the excise tax will not be applied unless such executive would be in a better net after-tax position by receiving the full payments and paying the excise tax.

Payments to Messrs. Pauls and Davis in Connection with their Resignations

Pursuant to the terms of his employment agreement, in connection with his resignation effective November 1, 2019, Mr. Pauls will receive severance payments for 18 months, consisting of 18 months of salary and his annual incentive bonus target amount. In addition, pursuant to its authority under the 2015 Plan, the board of directors agreed to extend the vesting and exercisability of the stock options granted to Mr. Pauls on February 26, 2016, February 23, 2017, February 5, 2018 and February 20, 2019 (the “Pauls Options”), such that all Pauls Options that were unvested as of the date of his resignation will continue to vest through November 30, 2020, in each case according to their vesting schedule, and all Pauls Options that were vested as of the date of his resignation (or that will vest through November 30, 2020) will remain exercisable by Mr. Pauls through November 30, 2020; provided, however, that Pauls’ Options that vest solely during the month of November 2020 will remain exercisable by Mr. Pauls through February 26, 2021.

Pursuant to the terms of his employment agreement, in connection with his resignation on effective September 3, 2019, Mr. Davis will receive severance payments for 12 months, consisting of 12 months of salary and his annual incentive bonus target amount. In addition, pursuant to its authority under the 2015 Plan, the board of directors agreed to extend the exercisability of Mr. Davis’ vested stock options (as of September 3, 2019) through September 2, 2020.

Director Compensation

Our board of directors’ compensation program for fiscal year 2019 provided for the following:

•	Annual Cash Retainer—$40,000

•	Additional Annual Cash Retainers

•	Non-Executive Chairman of the Board Retainer—$35,000

•	Audit Committee Chair Retainer—$20,000

•	Compensation Committee Chair Retainer—$15,000

•	Nomination and Governance Committee Chair Retainer—$10,000

•	Audit Committee Member (other than Chairman) Retainer—$10,000

•	Compensation Committee Member (other than Chairman) Retainer—$7,000

•	Nomination and Governance Committee Member (other than Chairman) Retainer—$4,500

•	Transaction Committee Member Retainer—$8,000

•	Equity Compensation

•	Initial Equity Grant—50,000 restricted stock units, vesting in full on the first anniversary of the date of grant, provided that the director continues to provide services as a member of our board of directors continuously from the date of grant through the applicable vesting date

•	Annual Equity Grant—40,000 restricted stock units, vesting in full on the first anniversary of the date of grant, provided that the director continues to provide services as a member of our board of directors continuously from the date of grant through the vesting date

Our directors earned compensation in 2019 for their service on the board as summarized below:

		Fees earned	Stock Awards (1)	Total
Name	Year	($)	($)	($)
John H. Johnson(2)	2019	$78,326	$123,600	$201,926
Richard S. Kollender (3)	2019	50,039	123,600	173,639
Garheng Kong, M.D., Ph.D.	2019	51,358	123,600	174,958
Jeffrey W. Sherman, M.D., FACP	2019	49,717	123,600	173,317
Mårten Steen, M.D., Ph.D.	2019	57,858	123,600	181,458
Hilde H. Steineger, Ph.D.	2019	49,717	123,600	173,317
David Gill (4)	2019	21,666	128,500	150,166

(1)	Amounts shown represent the aggregate grant date fair value of the restricted stock unit (RSU) awards, computed in accordance with FASB ASC Topic 718.

(2)	Mr. Johnson was appointed Executive Chairman effective November 1, 2019. As of that date, he was no longer entitled to receive any additional compensation in respect of his service as a member of the board of directors. See “Summary Compensation Table (2019 and 2018)” for additional compensation paid to Mr. Johnson as Executive Chairman in 2019.

(3)	Mr. Kollender was appointed Chief Operating Officer effective September 3, 2019, at which time he resigned from the board of directors.

(4)	Mr. Gill was appointed to the board of directors effective September 3, 2019.

The following table includes a summary of outstanding stock options and restricted stock unit grants as of December 31, 2019 for those individuals serving as directors in fiscal year 2019. See “Outstanding Equity Awards as of December 31, 2019” for Mr. Johnson’s outstanding equity awards as of December 31, 2019.

	Restricted Stock Units	Options
Name	Outstanding	Outstanding
David Gill	50,000	—
Richard S. Kollender (1)	100,000	372,188
Garheng Kong, M.D., Ph.D.	40,000	154,385
Jeffrey W. Sherman, M.D., FACP	40,000	140,000
Mårten Steen, M.D., Ph.D.	40,000	154,918
Hilde H. Steineger, Ph.D.	40,000	154,918

(1)	The number of outstanding restricted stock units includes a restricted stock unit award of 60,000 ordinary shares of the Company granted to Mr. Kollender on September 3, 2019 in connection with his appointment as Chief Operating Officer and the number of outstanding options includes a nonqualified stock option to purchase 215,000 ordinary shares of the Company granted to Mr. Kollender on September 3, 2019 in connection with his appointment as Chief Operating Officer.

Non-Employee Director Equity Compensation Plan

Our board of directors has adopted, and our shareholders have approved, the Non-Employee Director Equity Compensation Plan (the “Non-Employee Director Plan”). The Non-Employee Director Plan provides for the grant of nonstatutory stock options, stock awards, and restricted stock units to our non-employee directors. The Non-Employee Director Plan is effective as of September 3, 2015.

Authorized Shares. As of the date of this proxy statement, a total of 1,099,514 ordinary shares have been reserved for issuance pursuant to the Non-Employee Director Plan. The ordinary shares that we have reserved for issuance pursuant to the Non-Employee Director Plan (the “Share Pool”) will be increased on the first day of each fiscal year, in an amount equal to one-half percent (0.5%) of the outstanding shares on the last day of the immediately preceding fiscal year. The Share Pool will be reduced on the date of grant, by one ordinary share for each award under the Non-Employee Director Plan; provided that awards that are valued by reference to our ordinary shares but are required to be paid in cash pursuant to their terms will not reduce the Share Pool. If and to the extent options terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards or awards of restricted stock units (including restricted stock received upon the exercise of options) are forfeited, the ordinary shares subject to such awards will again be available for awards under the Share Pool. Notwithstanding the foregoing, shares tendered by individual grantees, or withheld by us, as full or partial payment to us upon the exercise of options will not become available for issuance again under the Non-Employee Director Plan.

Plan Administration. Our board administers the Non-Employee Director Plan. Subject to the provisions of the Non-Employee Director Plan, our board has the power to determine the terms of the awards, including the exercise price, the number of ordinary shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. To the maximum extent permitted by law, no member of our board will be liable for any action taken or decision made in good faith relating to the Non-Employee Director Plan or any award granted thereunder.

Stock Options. The exercise price of options granted under the Non-Employee Director Plan may be equal to or greater than the fair market value of our ordinary shares on the date of grant. The term of an option may not exceed ten years. After the termination of service of a non-employee director for any reason other than death, disability or cause (as defined in the Non-Employee Director Plan), he or she may exercise the vested portion of his or her option for 90 days. If termination is due to death (or death occurs within 90 days after the director’s termination date) or disability, the vested portion of the option will remain exercisable for one year. However, in no event may an option be exercised later than the expiration of its term. All options are forfeited upon a termination for Cause. In addition, if a non-employee director has engaged in conduct that constitutes cause, any shares acquired upon exercise of an option for which we have not yet delivered the share certificates shall be automatically forfeited to us in exchange for payment of the exercise price paid for such shares.

Stock Awards. Stock awards may be granted under the Non-Employee Director Plan. Stock awards are grants of our ordinary shares that vest in accordance with terms and conditions established by the board. The board will determine the number of shares granted as stock awards to a non-employee director and the consideration, if any, to be paid for such shares. The board may impose whatever conditions to vesting it determines to be appropriate (for example, the board may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the board, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Ordinary shares subject to stock awards that do not vest are subject to forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the Non-Employee Director Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one ordinary share. The board determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The amount payable as a result of the vesting of a restricted stock unit will be distributed as soon as practicable following the vesting date and in no event later than the fifteenth date of the third calendar month of the year following the vesting date of the restricted stock unit (or as otherwise permitted under Section 409A of the Internal Revenue Code); provided, however, that an individual grantee may, if and to the extent permitted by our board, elect to defer payment of restricted stock units in a manner permitted by Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, the board, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Transferability of Awards. Unless our board provides otherwise, the Non-Employee Director Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Non-Employee Director Plan, the board will adjust the number and class of shares that may be delivered under the Non-Employee Director Plan and/or the number, class and price per share of shares covered by each outstanding award.

Change of Control. The Non-Employee Director Plan provides that in the event of a change of control, as defined in the Non-Employee Director Plan, where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our board determines otherwise, all outstanding awards will be assumed by, or replaced with comparable awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation). In the event the surviving corporation in such change of control (or a parent or subsidiary of the surviving corporation) does not assume or replace the outstanding awards with comparable awards, (i) we will provide written notice of such change of control to each individual grantee with outstanding awards; (ii) all outstanding options will automatically accelerate and become fully vested and exercisable; (iii) all outstanding stock awards will become vested and deliverable in accordance with the Non-Employee Director Plan; and (iv) all outstanding restricted stock units will become vested and deliverable in accordance with the Non-Employee Director Plan.

Notwithstanding the foregoing, if there is a change of control, our board may require that grantees surrender outstanding options in exchange for a payment of cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price and/or, after giving grantees an opportunity to exercise options, terminate all unexercised options, with such surrender or termination taking place as of the date of the change of control or such other date that our board specifies.

Amendment; Termination. Our board has the authority to amend, suspend or terminate the Non-Employee Director Plan provided such action does not impair the existing rights of any participant. The Non-Employee Director Plan automatically terminates in 2025, unless we terminate it sooner. We will obtain shareholder approval of any amendment to the Non-Employee Director Plan as required by applicable law or listing requirements.

Equity Compensation Plan

Our board of directors has adopted, and our shareholders have approved, the 2015 Equity Compensation Plan. The 2015 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent or subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock awards, and restricted stock units to our employees, directors and consultants and our parent or subsidiary corporations’ employees and consultants. The 2015 Plan is effective as of September 3, 2015.

Authorized Shares. As of the date of this proxy statement, a total of 7,114,308 ordinary shares have been reserved for issuance pursuant to the 2015 Plan. The ordinary shares that we have reserved for issuance pursuant to the 2015 Plan (the “Share Pool”) will be increased on the first day of each fiscal year in an amount equal to four percent (4.0%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year. A maximum of 1,000,000 ordinary shares may be subject to awards made under the 2015 Plan to any individual during a calendar year, subject to adjustment as provided in the 2015 Plan. The maximum number of ordinary shares that may be issued under the 2015 Plan as incentive stock options is 7,114,308. The Share Pool will be reduced on the date of grant, by one ordinary share for each award under the 2015 Plan; provided that awards that are valued by reference to ordinary shares but are required to be paid in cash pursuant to their terms will not reduce the Share Pool. If and to the extent options terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards or awards of restricted stock units (including restricted stock received upon the exercise of options) are forfeited, the ordinary shares subject to such awards will again be available for awards under the Share Pool. Notwithstanding the foregoing, the following ordinary shares will not become available for issuance under the 2015 Plan: (i) shares tendered by individual grantees, or withheld by us, as full or partial payment to us upon the exercise of options granted under the 2015 Plan and (ii) shares withheld by, or otherwise remitted to us to satisfy an individual grantee’s tax withholding obligations upon the lapse of restrictions on stock awards, or the exercise of options granted under the 2015 Plan.

Plan Administration. Our compensation committee administers the 2015 Plan. Subject to the provisions of the 2015 Plan, our compensation committee has the power to determine the terms of the awards, including the exercise price, the number of ordinary shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. To the maximum extent permitted by law, no member of our board or our compensation committee will be liable for any action taken or decision made in good faith relating to the 2015 Plan or any award granted thereunder.

Stock Options. The exercise price of options granted under the 2015 Plan may be equal to or greater than the fair market value of our ordinary shares on the date of grant. The term of an option may not exceed ten years, except that the term of an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of our outstanding stock must not exceed five years and the exercise price must equal to at least 110% of the fair market value of our ordinary shares on the grant date. After the termination of service of an employee, director or consultant for any reason other than death, disability or cause (as defined in the 2015 Plan), he or she may exercise the vested portion of his or her option for 90 days. If termination is due to death (or death occurs within 90 days after the individual’s termination date) or disability, the vested portion of the option will remain exercisable for one year. However, in no event may an option be exercised later than the expiration of its term. All options are forfeited upon a termination for Cause. In addition, if an employee, director or consultant has engaged in conduct that constitutes cause, any shares acquired upon exercise of an option for which we have not yet delivered the share certificates shall be automatically forfeited to us in exchange for payment of the exercise price paid for such shares.

Stock Awards. Stock awards may be granted under the 2015 Plan. Stock awards are grants of ordinary shares that vest in accordance with terms and conditions established by the compensation committee. The compensation committee will determine the number of shares granted as stock awards to any employee, director, or consultant and the consideration, if any, to be paid for such shares. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Ordinary shares subject to stock awards that do not vest are subject to forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2015 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one ordinary share. The compensation committee determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The amount payable as a result of the vesting of a restricted stock unit will be distributed as soon as practicable following the vesting date and in no event later than the fifteenth date of the third calendar month of the year following the vesting date of the restricted stock unit (or as otherwise permitted under Section 409A of the Internal Revenue Code); provided, however, that an individual grantee may, if and to the extent permitted by our compensation committee, elect to defer payment of restricted stock units in a manner permitted by Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance-Based Awards. Certain stock awards or restricted stock units granted under the 2015 Plan may be granted in a manner that should be deductible by us under Section 162(m) of the Internal Revenue Code. These awards, referred to as performance-based awards, will be determined based on the attainment of written performance goals approved by the compensation committee. The performance-based awards will be based upon one or more of the following objective criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) return on shareholders’ equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price (including total shareholder return), including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs; and (xviii) cash flow. The foregoing criteria may relate to the Company, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as determined by the compensation committee. In addition, to the degree consistent with the Internal Revenue Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items. With respect to performance-based awards, (i) the compensation committee will establish the objective performance goals applicable to a given period of service while the outcome for that performance period is substantially uncertain and no later than 90 days after the commencement of that period of service (but in no event after 25% of that period of service has elapsed) and (ii) no awards will be granted to any participant for a given period of service until the compensation committee certifies that the objective performance goals (and any other material terms) applicable to that period have been satisfied.

Non-Transferability of Awards. Unless our compensation committee provides otherwise, the 2015 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2015 Plan, the compensation committee will adjust the number and class of shares that may be delivered under the 2015 Plan and/or the number, class and price per share of shares covered by each outstanding award, and the numerical share limits set forth in the 2015 Plan.

Change of Control. The 2015 Plan provides that in the event of a change of control, as defined in the 2015 Plan, where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our compensation committee determines otherwise, all outstanding awards will be assumed by, or replaced with comparable awards by, the surviving corporation in such change of control (or a parent or subsidiary of the surviving corporation). In the event the surviving corporation (or a parent or subsidiary of the surviving corporation) in such change of control does not assume or replace the outstanding awards with comparable awards, (i) we will provide written notice of such change of control to each individual grantee with outstanding awards; (ii) all outstanding options will automatically accelerate and become fully vested and exercisable; (iii) all outstanding stock awards will become vested and deliverable in accordance with the 2015 Plan; and (iv) all outstanding restricted stock units will become vested and deliverable in accordance with the 2015 Plan.

Notwithstanding the foregoing, if there is a change of control, our board may require that grantees surrender outstanding options in exchange for a payment of cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price or, after giving grantees an opportunity to exercise options, terminate all unexercised options, with such surrender or termination taking place as of the date of the change of control or such other date that our board specifies.

Amendment; Termination. Our board has the authority to amend, suspend or terminate the 2015 Plan provided such action does not impair the existing rights of any participant. The 2015 Plan automatically terminates in 2025, unless we terminate it sooner. We will obtain shareholder approval of any amendment to the 2015 Plan as required by applicable law or listing requirements.

2017 Inducement Plan

On February 23, 2017, our board of directors adopted the 2017 Inducement Plan (the “Inducement Plan”), pursuant to which we (along with our affiliates and subsidiaries) may grant equity-based awards to new employees. The purpose of the Inducement Plan is to attract valued employees by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our ordinary shares by such employees.

The Inducement Plan was adopted without shareholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals who were not previously an employee or a non-employee director of the Company or any of our subsidiaries (or who had a bona fide period of non-employment with the Company and our subsidiaries) who is hired by the Company or a subsidiary. Subject to adjustments described in the Inducement Plan, we may issue up to 2,750,000 of our ordinary shares in the form of stock options, stock awards and restricted stock units to eligible recipients.

Administration. Our compensation committee administers the Inducement Plan and is authorized to determine, among other things, the persons to whom inducement awards will be made and the terms of such awards.

Stock Options. The exercise price of options granted under the Inducement Plan will be equal to or greater than the fair market value of our ordinary shares on the date the options are granted, and the term of any option will not exceed ten years from the date of the grant. After a termination of service for any reason other than death, disability or cause (as defined in the Inducement Plan), the grantee of an option award may exercise the vested portion of his or her option for 90 days. If termination is due to death (or death occurs within 90 days after the individual’s termination date) or disability, the vested portion of the option will remain exercisable for one year. However, in no event may an option be exercised later than the expiration of its term. All options are forfeited upon a termination for cause. In addition, if an employee, director or consultant has engaged in conduct that constitutes cause, any shares acquired upon exercise of an option for which we have not yet delivered the share certificates will be automatically forfeited to us in exchange for payment of the exercise price paid for such shares.

Stock Awards and Restricted Stock Units. Ordinary shares issued or transferred pursuant to stock awards may be issued or transferred for consideration or for no consideration, and may be subject to restrictions or no restrictions, as determined by the compensation committee. Each restricted stock unit will be granted with respect to one ordinary share or will have a value equal to the fair market value of one ordinary share. Restricted stock units will be paid in cash, ordinary shares, or other securities, other awards or other property, as determined by the compensation committee, upon the lapse of the restrictions applicable thereto. The amount payable as a result of the vesting of a restricted stock unit will be distributed as soon as practicable following the vesting date and in no event later than the fifteenth date of the third calendar month of the year following the vesting date of the restricted stock unit (or as otherwise permitted under Section 409A of the Internal Revenue Code); provided, however, that an individual grantee may, if and to the extent permitted by our compensation committee, elect to defer payment of restricted stock units in a manner permitted by Section 409A of the Internal Revenue Code. Except as otherwise set forth in an award agreement, if a grantee ceases to be employed by, or provide services to, us, any stock award or restricted stock units held by the grantee that are subject to transfer restrictions will be forfeited.

Non-Transferability of Awards. Except as otherwise permitted by an award agreement or by our compensation committee, the Inducement Plan generally does not allow for the transfer of awards made under the Inducement Plan, except by will or by the laws of descent and distribution.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits available under the Inducement Plan, the compensation committee will adjust the number and class of shares that may be delivered under the Inducement Plan and/or the number, class and price per share of shares covered by each outstanding award, and the numerical share limits set forth in the Inducement Plan.

Change of Control. The Inducement Plan provides that in the event of a change of control, as defined in the Inducement Plan, where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our compensation committee determines otherwise, all outstanding awards will be assumed by, or replaced with comparable awards by, the surviving corporation in such change of control (or a parent or subsidiary of the surviving corporation). In the event the surviving corporation (or a parent or subsidiary of the surviving corporation) in such change of control does not assume or replace the outstanding awards with comparable awards, (i) we will provide written notice of such change of control to each individual grantee with outstanding awards; (ii) all outstanding options will automatically accelerate and become fully vested and exercisable; (iii) all outstanding stock awards will become vested and deliverable in accordance with the Inducement Plan; and (iv) all outstanding restricted stock units will become vested and deliverable in accordance with the Inducement Plan.

Notwithstanding the foregoing, if there is a change of control, our board may require that grantees surrender outstanding options in exchange for a payment of cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price or, after giving grantees an opportunity to exercise options, terminate all unexercised options, with such surrender or termination taking place as of the date of the change of control or such other date that our board specifies.

Amendment; Termination. Our board has the authority to amend or terminate the Inducement Plan at any time; provided, however, that the board will not amend the Inducement Plan without shareholder approval if such approval is required in order to comply with applicable laws or stock exchange requirements. The Inducement Plan automatically terminates in 2027, unless we terminate it sooner.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to ordinary shares that may be issued under our equity compensation plans issued as of December 31, 2019:

				Number of Securities
				Remaining
	Number of Securities to be			Available for Future
	Issued Upon		Weighted-Average	Issuance
	Exercise of Outstanding		Exercise Price of Outstanding	Under Equity Compensation
	Options, Warrants		Options, Warrants	Plans (Excluding Securities
Plan Category	and Rights		and Rights	Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,097,609	(1)	$4.91	725,531
Equity compensation plans not approved by security holders	1,576,127	(2)	4.85	1,099,776
Total	8,673,736			1,825,307

(1)	This number includes the following: (i) 5,998,095 ordinary shares subject to outstanding awards granted under the 2015 Equity Compensation Plan as of December 31, 2019, of which 5,495,896 ordinary shares were subject to outstanding stock options and 502,199 ordinary shares were subject to outstanding restricted stock unit awards; and (ii) 1,099,514 ordinary shares subject to outstanding awards granted under the Non-Employee Director Equity Compensation Plan as of December 31, 2019, of which 827,363 ordinary shares were subject to outstanding stock options and 272,151 ordinary shares were subject to outstanding restricted stock unit awards.

(2)	This number represents ordinary shares subject to outstanding awards granted under the 2017 Inducement Plan, of which 1,559,127 ordinary shares were subject to outstanding stock options and 17,000 ordinary shares were subject to outstanding restricted stock unit awards as of December 31, 2019.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the board of directors. The board of directors, in its business judgment, has determined that each Audit Committee member is “independent” as such term is defined under the applicable Nasdaq Marketplace Rules and under Section 10A(m)(3) of the Exchange Act and Section 167 of the Irish Companies Act. The Company has identified each of Mr. Gill and Dr. Steineger as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of SEC Regulation S-K.

The Audit Committee has sole authority to select and retain, oversee, and terminate the Company’s independent registered public accounting firm, to approve fees and other terms of the engagement, and to approve any permitted non-audit engagements with the independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors.

The Company’s management has the primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements and the accounting and reporting process, including the systems of internal controls, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The Audit Committee’s responsibility is to independently monitor and review the financial reporting processes of the Company. However, the Audit Committee members are not professionals engaged in the practice of accounting or auditing, and must rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, although the Audit Committee members consult with and discuss these matters and their questions and concerns with management and the Company’s independent registered public accounting firm, the Audit Committee’s oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions cannot assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards; that the financial statements are presented in accordance with generally accepted accounting principles; or, that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee holds meetings throughout the year to, among other things, facilitate and encourage communication among the Audit Committee, management, and the Company’s independent registered public accounting firm.

In fulfilling the Audit Committee’s oversight responsibilities, the Audit Committee members reviewed and discussed (a) the audited financial statements for the fiscal year ended December 31, 2019, with the Company’s management and the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, (b) the reasonableness of significant judgments, (c) the clarity of disclosures in the financial statements, and (d) such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Audit Committee also discussed with the Company’s independent registered public accounting firm matters related to the conduct of the audit of the Company’s financial statements and matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee’s discussions included a discussion of the background and experience of the independent auditor’s audit team assigned to the Company and the quality control procedures established by the independent registered public accounting firm. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee met with the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and the aforementioned meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC, and selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

AUDIT COMMITTEE

David Gill (Chairman)
Hilde H. Steineger
Jeffrey Sherman

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange, except to the extent that the Company specifically incorporates it by reference in such filing.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed by Ernst & Young our independent registered public accounting firm as described below:

	2019	2018
Fee Category:	(in thousands)
Audit Fees(1)	$589	$730
Audit-Related Fees(2)	8	144
Tax Fees(3)	—	—
All Other Fees	—	—
Total Fees	$597	$874

(1)	Audit fees consist of fees for the audit of our financial statements, the review of our interim financial statements and statutory audits.

(2)	Audit-related fees included fees for consultations concerning financial and accounting matters not classified as audit services.

(3)	Tax fees consists of fees incurred for tax compliance, tax advice and tax planning and includes fees for tax return preparation and tax consulting.

The aggregate fees included in the Audit Fees are billed for the fiscal year. The aggregate fees included in the Audit-related fees and Tax Fees are fees billed in the fiscal year.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-Approval Policies and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures.

MATTERS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

Background

Based upon the recommendation of the nomination and governance committee of our board of directors, our board of directors has nominated (a) John H. Johnson and Jeffrey W. Sherman for re-election as Class II directors to serve a three-year term until the conclusion of the Company’s 2023 Annual General Meeting and until such time as their successors are duly elected and qualified, and (b) Mr. David N. Gill for election as a Class III director to serve until the conclusion of the 2021 Annual General Meeting of Shareholders and until such time as his successor is duly elected and qualified . All nominees are presently directors and their biographies are provided above under “Corporate Governance—Board of Directors.”

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of the nominees identified above. Shareholders who do not wish their shares to be voted for any of the nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our board of directors, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. We do not contemplate that any of the nominees will be unable to serve if elected.

Board Recommendation

Our board of directors unanimously recommends that you vote “FOR” the re-election of each of John H. Johnson and Jeffrey W. Sherman as a Class II director and “FOR” the election of David N. Gill as a Class III director.

Required Votes

Each of our directors are elected by a plurality of the votes cast, in person or by proxy at the Annual Meeting (including any adjournment thereof).

PROPOSAL 2: TO RATIFY, IN A NON-BINDING VOTE, THE SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2020 AND TO AUTHORIZE, IN A BINDING VOTE, THE BOARD OF

DIRECTORS TO DETERMINE ITS REMUNERATION

Background

The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Ernst & Young has served as our independent registered public accounting firm since our initial public offering in October 2015 and our board of directors recommends that the shareholders ratify, in a non-binding vote, the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and authorize, in a binding vote, the board of directors, acting through the audit committee of the board of directors, to determine Ernst & Young LLP’s remuneration.

Shareholder ratification of the appointment of Ernst & Young LLP as our independent auditor is not required by our Articles of Association or otherwise.  However, our board of directors is submitting the appointment of Ernst & Young LLP to the shareholders entitled to vote at the Annual Meeting for ratification as a matter of good corporate practice and because we value the views of our shareholders. If the shareholders fail to ratify the appointment of Ernst & Young LLP, the audit committee may reconsider this selection.

Representatives of Ernst & Young LLP are currently expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. If present, it is also expected that they will be available to respond to appropriate questions from shareholders.

Resolution

RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 be and is hereby ratified, in a non-binding vote, and that the board of directors, acting through its audit committee, be and is hereby authorized, in a binding vote, to determine its remuneration.

Board Recommendation

Our board of directors recommends that you vote “FOR” the non-binding ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and the binding authorization of the board of directors, acting through the audit committee, to determine Ernst & Young LLP’s remuneration.

Required Vote

A simple majority of votes cast at the Annual Meeting (including any adjournment thereof) is required to ratify, on a non-binding basis, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2020 and authorize, on a binding basis, the board of directors, acting through the audit committee, to determine Ernst & Young LLP’s remuneration.

Abstentions will have no effect on the outcome of this proposal because an abstention does not represent a vote cast.  Because Proposal 2 is considered a “routine” matter, brokers and other nominees will have discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

BACKGROUND TO PROPOSALS 3 AND 4

Introduction

As a matter of Irish law, directors of an Irish public limited company must have specific authority from shareholders to allot and issue any of the company’s ordinary shares (other than pursuant to employee equity plans). In addition, when the directors of an Irish public limited company determine that it is in the best interests of the company to issue shares for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right) unless this statutory pre-emption right is dis-applied, or opted-out of, by approval of the shareholders. As a matter of Irish law, these shareholder approvals are valid for a maximum period of five years. There is no limit under Irish law on the number of shares that these approvals may cover (apart from the Irish-incorporated company’s then authorized but unissued share capital). Companies incorporated in the United States are not subject to similar share issuance restrictions.

The Company (then Cortendo plc), an Irish incorporated public limited company, became the parent company of the Strongbridge group as a result of an exchange offer in 2015. In anticipation of our initial public offering of ordinary shares, we adopted articles of association that authorized our directors to allot and issue shares up to a maximum of our authorized but unissued share capital and dis-applied the statutory pre-emption right. Accordingly, subject to SEC and Nasdaq rules and regulations, our directors are currently authorized to issue shares, without shareholder approval, up to a maximum of our authorized but unissued share capital, and are further authorized to issue those shares for cash without first being required to offer those shares to all of our shareholders on a pro-rata basis. These authorities have kept us on an equal footing with our peer companies who are incorporated and listed in the United States. However, our current share issuance authorities will expire on August 7, 2020, unless renewed by our shareholders.

While not required by Irish law, we understand it has become market practice for companies whose share capital is listed on the Irish Stock Exchange plc, trading as Euronext Dublin, which we refer to as Euronext Dublin, to generally limit the share allotment and issuance authority to an amount equal to 33% of their issued share capital for a period of 12 to 18 months and to generally limit the dis-application of statutory pre-emption right to only 5% of their issued share capital for a period of 12 to 18 months. While these limitations in size and duration on the share issuance authorities are part of the corporate governance framework applicable to companies whose share capital is listed on Euronext Dublin (regardless of whether such companies are incorporated in Ireland or elsewhere), our ordinary shares are not, and have never been, listed on Euronext Dublin, and we are not subject to Euronext Dublin’s share listing rules or governed by the corporate governance standards applicable to companies whose share capital is listed on Euronext Dublin.

Proposal 3 (the proposal to renew our directors’ authority to issue shares) and Proposal 4 (the proposal to renew our directors’ authority to issue shares for cash without first offering the shares to our existing shareholders), which we refer to in this proxy statement collectively as the share issuance proposals, ask our shareholders to renew, for an additional five years, the same share issuance authorities that have been in place and that we have been operating under since August 7, 2015.

Our board of directors recommends voting for the share issuance proposals for many reasons, including the following:

•	Approval of these proposals extends—but does not expand—the share issuance authorities of our board of directors currently in place.

•	Approval of the share issuance proposals will keep us on an equal footing with our peers, many of which are listed and incorporated in the United States and are not subject to similar share issuance restrictions, in advancing our business and in competing for, and completing, acquisitions and similar strategic transactions designed to advance our business and increase shareholder value and will allow us to continue to execute on our business and growth strategy in a timely and competitive manner.

•	Share issuance limitations derived from Irish market practice for companies listed on Euronext Dublin are not required or mandated by Irish or U.S. laws or regulations and we do not believe that limitations derived from such Irish market practice should apply to us as a company listed exclusively on Nasdaq.

•	Approval of the share issuance proposals does not alter our existing legal obligations; we are and will continue to be subject to all of the shareholder approval and other requirements that arise from our ordinary shares being listed on the Nasdaq Global Select Market and our being considered a U.S. domestic reporting company under SEC rules, and our board of directors will continue to be subject to, and satisfy, its fiduciary duties to the Company and our shareholders under Irish law with respect to share issuances.

Rationale for Seeking Renewal of Current Share Issuance Authorities

Ability to execute on our business and growth strategy without competitive disadvantage

The renewal of our share issuance authorities is fundamental to the way we intend to advance our business and growth strategy and increase shareholder value.

We are currently advancing two product candidates through clinical development, Recorlev and veldoreotide. While we expect that our costs associated with the clinical development of Recorlev will decrease as we complete the associated clinical trials, we expect that we will require additional capital to complete the clinical development of veldoreotide and will require further funding to commercialize Recorlev and/or veldoreotide if either or both of them are ultimately approved for marketing by the FDA, EMA or any comparable foreign regulatory agency.

In addition, our growth strategy depends in part on our ability to identify, acquire, in-license, and/or develop additional products or product candidates. Our management and board of directors rely heavily on having the flexibility to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive opportunities. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics. If the share issuance proposals are not approved, we would be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities after August 6, 2020, even if we would not otherwise be required to obtain shareholder approval under Nasdaq rules. This could put us at a distinct disadvantage compared to many of our peers in competing for, and completing, acquisitions and similar transactions and might make it difficult for us to complete such transactions in furtherance of our growth strategy, thus potentially limiting our ability to undertake transactions that are in the best interests of the Company and our shareholders.

While we would still have the ability to convene an extraordinary general meeting of shareholders to seek shareholder approval in connection with a specific issuance of shares, should our shareholders not approve Proposals 3 and 4, we do not believe that this is a workable alternative to obtaining approval of Proposals 3 and 4. The delays we would experience in seeking and obtaining such approval and the uncertainty of whether we could actually obtain shareholder approval for a specific issuance in the context of any transaction, could make any transaction bid that we submit less attractive, even if our bid was on economically better terms than competitive bids submitted by U.S.-listed companies not subject to similar share issuance restrictions. In addition, the case-by-case approval approach ignores market window and other deal timing and competitive realities.

Likewise, even if Proposal 3 is approved, if Proposal 4 is not also approved, in any capital raising transaction where we propose to issue shares for cash consideration, we would be required to first offer those shares to all of our existing shareholders in a time-consuming pro-rata offering, which would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of our growth strategy, would significantly increase our costs and otherwise might make it difficult for us to complete such transactions, and would put us at a distinct disadvantage compared to many of our peers in competing for capital and similar transactions, thus potentially limiting our ability to advance the development of our product candidates and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.

We believe that we have been successful in executing on our long-term business plan and growth strategy, while also creating value for our shareholders. We have been engaged in targeted business development, applying a disciplined approach to allocating our resources between investments in our current commercial and development portfolio and acquisitions or in-licensing of new assets. Our strategy has been to evolve the Company to a biopharma company focused on the development and commercialization of therapies for rare diseases, which we have effected through acquisitions or similar transactions, including the following select transactions:

•	the acquisition of the U.S. marketing rights to Keveyis (dichlorphenamide), the first and only treatment approved by the U.S. Food and Drug Administration for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis from Taro Pharmaceuticals North America Inc., in December 2016;

•	the acquisition by Strongbridge Ireland Limited (then a wholly owned subsidiary of the Company) of the U.S. and Canadian rights to Macrilen (macimorelin), the first and only oral drug approved by the U.S. Food and Drug Administration for the diagnosis of patients with adult growth hormone deficiency in January 2018 for $24.8 million;

•	the sale of Strongbridge Ireland Limited (whose sole assets were the rights to Macrilen) to Novo Nordisk Healthcare AG in December 2018 for $145 million plus tiered royalties on net sales of Macrilen through 2027; and

•	the issue of 5,242,000 ordinary shares to Novo Nordisk A/S in December 2018 for an aggregate purchase price of $36.7 million.

Each of these transactions was funded with cash on hand and/or borrowings under credit facilities or other capital transactions, and we have been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets. We issued equity and equity-linked securities for capital raising purposes in public offerings of 4,000,000 ordinary shares in October 2017 and 5,255,683 ordinary shares in January 2018, which generated proceeds of approximately $23.4 million and $33.3 million respectively.

These transactions speak to both the vibrancy of our targeted business development efforts and our disciplined use of equity, as well as our commitment to deploy capital wisely to meet strategic goals that are in the best interests of our shareholders. While we have been deliberately disciplined in our use of equity to fund our completed transactions, if Proposals 3 and 4 are not approved, we could lose the flexibility to quickly take advantage of business development opportunities that would require the issuance of equity or equity-linked securities. To illustrate this point, if we had not had our existing share issuance authorities when we completed the Novo Nordisk A/S share issuance or the 2017 or 2018 equity and equity-linked securities issuances described above, we would not have been able to complete any of those transactions without first engaging in a time-consuming pro-rata offering to our existing shareholders or obtaining specific shareholder approval for each issuance.

We do not believe that limitations derived from Irish market practice should apply to Strongbridge Biopharma plc

As an Irish company, we are committed to complying with Irish law. We are legally required to seek shareholder approval to renew our share issuance authorities because we are incorporated in Ireland. However, the U.S. capital markets are the sole capital markets for our ordinary shares and our ordinary shares are listed solely on the Nasdaq Global Select Market. As such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC and the Nasdaq rules and listing standards. We also believe that applying the standards and market practices of Euronext Dublin, a market where our ordinary shares are not listed, is inappropriate and is simply not in the best interests of our Company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our ordinary shares—the Nasdaq Global Select Market—which provides its own separate restrictions on share issuances for the protection of our shareholders.

Further, we believe that these Irish market limitations would leave us disadvantaged as compared with our U.S. incorporated and exchange-listed peers. Companies that are incorporated and listed in the United States are not generally required to—and do not—seek shareholder approval to renew their authority to allot and issue shares, and the dis-application of the statutory pre-emption right is not otherwise required for many companies with which we compete. In this regard, companies who are incorporated and publicly-traded in the United States generally do not grant all existing shareholders pre-emptive rights on new issuances of shares.

To be clear, shareholder approval of our share issuance proposals would not mean that we would have no limits on future share issuances. To the contrary, we are considered to be a U.S. domestic reporting company under SEC rules and are subject to the same governance and share issuance requirements applicable to all other U.S.-incorporated companies listed on Nasdaq. For example, Nasdaq rules generally require shareholder approval prior to our issuing shares in connection with acquisitions or otherwise, other than in public offerings for cash, at a price that is less than the “Minimum Price” (the price that is the lower of (1) the closing price of our ordinary shares immediately prior to the signing of the binding agreement to issue shares or (2) the average closing price of our ordinary shares for the five trading days immediately preceding the signing of the binding agreement to issue shares), when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

We understand that certain proxy advisory firms have in recent proxy seasons applied their United Kingdom, or U.K., and Ireland voting guidelines in formulating their voting recommendations on share issuance authorities proposals for U.S.-listed Irish incorporated companies, meaning that they have applied or otherwise taken into account the market practice for companies whose share capital is listed on Euronext Dublin in formulating their voting recommendations on share issuance authorities proposals for Irish incorporated companies, even if their shares are not listed on Euronext Dublin (or any U.K. exchange). For all of the reasons stated above, we respectfully disagree with this approach.

Some Irish incorporated companies that are listed solely on U.S. stock exchanges have followed the market practice for companies whose share capital is listed on Euronext Dublin with respect to their own share issuance authorities proposals. However, over the last few years shareholders of a number of Irish incorporated companies that are listed solely on a U.S stock exchange have approved share issuance authorities on the same terms as those set forth in Proposals 3 and 4 and have not followed the relevant practice for companies listed on Euronext Dublin or the voting recommendations of certain proxy advisory firms. For example, the shareholders of Jazz Pharmaceuticals plc and Alkermes plc (both of which are Irish incorporated but with shares listed only on a U.S. stock exchange) approved share issuance authorities on substantially the same terms as those set forth in Proposals 3 and 4 at their annual general meetings in 2016 and 2017, respectively.

In summary, because the share issuance proposals are fully compliant with Irish company law, consistent with U.S. capital markets practice and governance standards, and, if approved, will extend (and not expand) the current share issuance authorities of our board of directors and keep us on an equal footing with our peer companies who are incorporated and listed in the U.S., we believe it is necessary to seek as broad an authority to issue new shares on a non-pre-emptive basis as is permissible under Irish law.

Effect on Authorized Share Capital

Of the 600,000,000 ordinary shares we currently have authorized for issuance, as of the close of business on March 27, 2020, there were 54,247,501 ordinary shares outstanding, 6,833,253 ordinary shares reserved for issuance under outstanding warrants, and another 11,258,628 ordinary shares reserved for issuance under our various shareholder-approved equity plans (including our Non-Employee Director Equity Compensation Plan and our 2015 Equity Compensation Plan) and our 2017 Inducement Plan. As of close of business on March 27, 2020, none of the 100,000,000 preferred shares we currently have authorized for issuance are outstanding or reserved for issuance. Approval of the share issuance proposals will not increase our authorized share capital or otherwise provide greater authority than is currently provided for under our Articles of Association, other than to renew the term of the current share issuance authorities for an additional five years. In addition, we have no immediate plans, arrangements or understandings with respect to any share issuances for which renewal of the share issuance authorities is necessary, other than issuances of shares under our shareholder-approved equity plans and our 2017 Inducement Plan.

Summary

The share issuance proposals, if approved, will maintain the status quo, allowing our board of directors continued flexibility to issue shares that are already within our authorized share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC. The renewal of the share issuance authorities, as proposed:

•	will not increase our authorized share capital;

•	will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares;

•	will keep us on an equal footing with our peer companies who are incorporated and listed in the U.S., while also fully complying with Irish law; and

•	is fully consistent with U.S. capital markets practice and governance standards.

For the above reasons, our board of directors strongly recommends that you vote “FOR” both of the share issuance proposals.

PROPOSAL 3: TO RENEW OUR DIRECTORS’ AUTHORITY TO ISSUE SHARES

(Ordinary resolution)

Background

Under Irish law, the directors of an Irish public limited company must have specific authority from shareholders to issue any shares (including rights to subscribe for or otherwise acquire any shares), even shares which are part of the company’s authorized but unissued share capital. Currently, our Articles of Association authorize our directors to issue new shares (including preferred shares) without shareholder approval up to a maximum of our authorized but unissued share capital. This authority can be granted for a maximum period of five years, at which point it lapses unless renewed by our shareholders. The current authority is due to expire on August 7, 2020.

We are seeking your approval to renew the directors’ authority to allot and issue shares for an additional five-year period to expire on May, 14 2025. We are not asking you to approve an increase to our authorized share capital. Your approval of this Proposal 3 will simply provide our board of directors with continued flexibility to issue shares (including preferred shares) up to the maximum of our existing authorized but unissued share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC and the fiduciary duties of our board of directors to our shareholders and under Irish law with respect to share issuances. The renewed authority would apply to the issuance of shares, and other securities convertible into or exercisable or exchangeable for our shares. This authority would provide our directors with the flexibility to allot and issue shares that are already within our authorized share capital in order to advance our business and drive shareholder value, including, if applicable, in connection with funding acquisitions and raising capital.

As we are a Nasdaq-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of Nasdaq and the SEC and renewal of this authority would not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our board of directors will continue to focus on and satisfy its fiduciary duties to our shareholders under Irish law with respect to share issuances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for U.S.-incorporated companies listed on Nasdaq with whom we compete. Accordingly, approval of this resolution would merely ensure we remain on equal footing with U.S.-incorporated, Nasdaq-listed companies.

If our shareholders do not approve this Proposal 3, the existing authorization to allot and issue up to the amount of our authorized but unissued share capital will continue to apply until August 7, 2020. However, our board of directors will generally not be able to issue any shares after August 6, 2020 (other than to employees pursuant to our employee equity plans or pursuant to a pre-existing contractual obligation) without first seeking and obtaining shareholder approval for each such issuance.

Please refer to background discussion of Proposals 3 and 4 beginning on page 28 of this proxy statement for additional information regarding this proposal.

Resolution

RESOLVED, that the directors of the Company be and they are hereby generally and unconditionally authorized pursuant to section 1021(1) of the Irish Companies Act 2014 to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021(12) of the Irish Companies Act 2014) up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution, provided that this authority shall expire five years from the date of passing of this resolution and provided that the Company may before such expiry make an offer or agreement which would or might require any such relevant securities to be allotted after such expiry and that, in this case, the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 3.

Required Vote

As required under Irish law, Proposal 3 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting (including any adjournment thereof) in order to be approved.

Abstentions will have no effect on the outcome of this proposal because an abstention does not represent a vote cast.  Because Proposal 3 is considered a “routine” matter, brokers and other nominees will have discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

PROPOSAL 4: TO RENEW DIRECTORS’ AUTHORITY TO ISSUE SHARES FOR CASH WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS

(Special resolution)

Background

In general, unless otherwise authorized by shareholders, before an Irish public limited company can issue shares for cash (including rights to subscribe for or otherwise acquire any shares) to any new shareholders, it must first offer the shares or rights to existing shareholders of the company pro-rata to their existing shareholdings. Our Articles of Association currently authorize directors to issue new shares for cash, up to a maximum of our authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emption rights provision. This pre-emption opt-out authority has been in place since August 7, 2015. Under Irish law, this authority can be granted for a maximum period of five years, at which point it will lapse unless renewed by our shareholders. The current pre-emption opt-out authority is due to expire on August 7, 2020.

We are seeking your approval to renew the pre-emption opt-out authority for an additional five-year period to expire on May 14, 2025. Your approval of this Proposal 4 will simply provide our board of directors with continued flexibility to issue shares for cash on a non-pre-emptive basis up to the maximum of our existing authorized but unissued share capital. As we are a Nasdaq-listed company, our shareholders will continue to benefit from the protections afforded to them under the rules and regulations of Nasdaq and the SEC and renewal of this authority will not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our board of directors will continue to focus on and satisfy its fiduciary duties to our shareholders under Irish law with respect to share issuances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for U.S.-incorporated companies listed on Nasdaq with whom we compete. Accordingly, approval of this resolution would merely ensure we remain on equal footing with U.S.-incorporated, Nasdaq-listed companies.

If our shareholders do not approve this Proposal 4, the existing pre-emption opt-out authority in respect of up to the amount of our authorized but unissued share capital will continue to apply until August 7, 2020. However, shares issued for cash after August 6, 2020 would have to first be offered to existing shareholders of the Company pro-rata to their existing shareholding before those shares could be issued to any new shareholders.

If we are unable to obtain funding on a timely basis (including through the issuance of shares for cash), we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product or product candidate that is approved, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired.

In addition, a limitation on our ability to issue shares for cash without first offering the shares to our existing shareholders could put us at a distinct disadvantage compared to many of our peers in competing for acquisitions and similar transactions, would considerably reduce the speed at which we could complete capital raising activities undertaken in furtherance of our growth strategy, and would increase our costs and otherwise might make it difficult for us to complete such transactions in furtherance of our growth strategy, thus potentially limiting our ability to deploy capital to meet strategic goals that are in the best interests of our shareholders. Please note that the requirement to offer shares to pre-existing shareholders does not apply where such shares are issued for non-cash consideration or pursuant to employee equity plans.

Please refer to background discussion of Proposals 3 and 4 beginning on page 28 of this proxy statement for additional information regarding this proposal.

The approval of this Proposal 4 is conditional on the approval of Proposal 3 because Irish law requires that a general authority to issue shares be in place before a pre-emption opt-out authority can be granted. Proposal 4 will therefore not be passed unless Proposal 3 is also approved.

Resolution

RESOLVED, that as a special resolution, subject to and conditional upon Proposal 3 being passed, the directors of the Company be and are hereby empowered pursuant to section 1023(3) of the Irish Companies Act 2014 to allot equity securities within the meaning of said section 1023 for cash pursuant to the authority conferred by Proposal 3 up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution as if section 1022 of the Irish Companies Act 2014 did not apply to any such allotment, provided that this authority shall expire five years from the date of passing of this resolution and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors of the Company may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 4.

Required Vote

As required under Irish law, Proposal 4 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at the Annual Meeting (including any adjournment thereof) in order to be approved. In addition, Proposal 4 is subject to Proposal 3 being approved. Therefore, unless shareholders approve Proposal 3, Proposal 4 will fail and not be implemented, notwithstanding that shareholders may have approved Proposal 4.

Abstentions will have no effect on the outcome of this proposal because an abstention does not represent a vote cast.  Because Proposal 4 is considered a “routine” matter, brokers and other nominees will have discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

PROPOSAL 5: ADJOURNMENT PROPOSAL

(Ordinary resolution)

Background

This resolution proposes to approve any motion by the Chairman to adjourn the Annual Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal 4. Proposal 4 is a special resolution, which requires no less than 75% of the votes of shareholders cast (in person or by proxy) at a general meeting to be voted “FOR” the proposal in order to be passed. Given the importance of Proposal 4 for the Company and the high vote threshold associated with Proposal 4, the board of directors is seeking your authority, as required by the rules and regulations of the SEC, to adjourn the Annual Meeting to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal 4.

Resolution

“RESOLVED, that any motion by the Chairman to adjourn the Annual Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal 4 set forth in this proxy statement, be approved.”

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 5.

Required Vote

As required under Irish law, Proposal 5 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting (including any adjournment thereof) in order to be approved.

Abstentions will have no effect on the outcome of this proposal because an abstention does not represent a vote cast.  Because Proposal 5 is considered a “routine” matter, brokers and other nominees will have discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 27, 2020 by:

•	each of our directors and director nominees;

•	each of our “named executive officers”;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our ordinary shares.

The percentages in the columns entitled “Percentage of Shares Beneficially Owned” are based on a total of 54,247,501 ordinary shares outstanding as of March 27, 2020.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. Our ordinary shares subject to options that are currently exercisable or exercisable within 60 days of March 27, 2020 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the ordinary shares beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053.

		Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders
Caxton Alternative Management LP	(1)	9,127,987	16.2%
Novo Nordisk A/S	(2)	5,242,000	9.7%
Longitude Venture Partners III, L.P	(3)	4,500,000	8.3%
Growth Equity Opportunities Fund III, LLC	(4)	4,141,308	7.5%
HealthCap VI, L.P.	(5)	3,781,008	7.0%
Ikarian Capital, LLC	(6)	3,242,787	6.0%
Executive Officers and Directors
John H. Johnson	(7)	207,599	*
Matthew Pauls	(8)	743,171	1.4%
Fredric Cohen, M.D.	(9)	432,940	*
Robert Lutz	(10)	348,900	*
A. Brian Davis	(11)	409,154	*
David Gill		—	*
Garheng Kong, M.D., Ph.D.	(12)	194,384	*
Jeffrey W. Sherman, M.D., F.A.C.P.	(13)	180,000	*
Mårten Steen, M.D., Ph.D.	(14)	194,918	*
Hilde H. Steineger, Ph.D.	(14)	194,918	*
All current directors and executive officers as a group (11 persons)	(10)	3,821,968	6.6%

*less than one percent

(1)	Based on the information disclosed in a Schedule 13D/A filed with the SEC on August 27, 2018 by Caxton Corporation (“Caxton”), CDK Associates, L.L.C. (“CDK”) and Bruce Kovner, and subsequent Section 16 filings made with the SEC. According to the SEC filings, Caxton, the manager of CDK, and Mr. Kovner, the Chairman and sole shareholder of Caxton, each share voting and dispositive power with respect to 9,127,987 ordinary shares, which includes 8,681,305 ordinary shares beneficially owned by CDK and 446,682 ordinary shares beneficially owned by employees of an affiliate of Caxton. According to the SEC reports, CDK shares voting and dispositive power with respect to 8,681,305 ordinary shares. The 8,681,305 ordinary shares beneficially owned by CDK represent 6,581,305 ordinary shares and warrants to purchase up to an aggregate of 2,100,000 ordinary shares. The 446,682 ordinary shares beneficially owned by employees of an affiliate of Caxton represent 326,682 ordinary shares and warrants to purchase up to an aggregate of 120,000 ordinary shares. The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant. The address of the reporting persons is 731 Alexander Road, Princeton, NJ, 08540.

(2)	Based on the information disclosed in a Schedule 13G filed with the SEC on December 21, 2018 by Novo Nordisk A/S, in which the reporting person reported sole voting and dispositive power with respect to 5,242,000 ordinary shares. The address of the reporting person is Novo All, DK-2880 Bagsværd, Denmark.

(3)	Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2019 by Longitude Venture Partners III, L.P. (“LVPIII”), Longitude Capital Partners III, LLC (“LCPIII”), Juliet Tammenoms Bakker and Patrick G. Enright, in which the reporting persons reported shared voting and dispositive power with respect to 4,500,000 ordinary shares. The address of the reporting persons is 2740 Sand Hill Road, Second Floor, Menlo Park, California 94025.

(4)	Based on the information disclosed in a Schedule 13D/A filed with the SEC on January 6, 2017 by Growth Equity Opportunities Fund III, LLC (“GEO”), New Enterprise Associates 14, L.P. (“NEA 14”), NEA Partners 14, L.P. (“NEA Partners 14”), NEA 14 GP, LTD (“NEA 14 GP”), M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter W. Sonsini, and Ravi Viswanathan, in which each reporting person reported shared voting and dispositive power with respect to 4,141,308 ordinary shares. The number reported in the table above includes warrants to purchase up to an aggregate of 1,000,000 ordinary shares, which became exercisable subsequent to the Schedule 13D/A filed by the reporting persons. The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant. NEA 14 is the sole member of GEO, NEA Partners 14 is the sole general partner of NEA 14, and NEA 14 GP is the sole general partner of NEA Partners 14. Messrs. Barrett, Barris, Baskett, Florence, Kerins, Mott, Sandell, Sonsini and Viswanathan are the directors of NEA 14 GP. Each reporting person disclaims beneficial ownership of the ordinary shares reported other than those ordinary shares which such person owns of record. The address of each of GEO, NEA 14, NEA Partners 14, and NEA 14 GP is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office for each of Messrs. Barris, Florence, Kerins and Mott is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815. The address of the principal business officer for each of Messrs. Baskett, Sandell, Sonsini and Viswanathan is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, CA 94025.

(5)	Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 6, 2020 by HealthCap VI, L.P. (“HealthCap”) and HealthCap VI GP S.A. (“HealthCap GP”), in which each reporting person reported shared voting and dispositive power with respect to 3,781,008 ordinary shares, which includes (i) 154,918 ordinary shares issuable upon exercise of options that are exercisable within 60 days and (ii) a warrant to purchase up to an additional 400,000 ordinary shares. The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant. HealthCap GP is the sole general partner of HealthCap. The address of HealthCap and HealthCap GP is 18, Avenue d’Ouchy, 1006 Lausanne, Switzerland.

(6)	Based on the information disclosed in a Schedule 13G filed with the SEC on March 19, 2020 by Ikarian Capital, LLC (“Ikarian Capital”), Ikarian Healthcare Master Fund, L.P. (“Ikarian LP”), Ikarian Healthcare Fund GP, L.P. (“Ikarian GP”), Chart Westcott and Neil Shahrestani in which Ikarian Capital and Messrs. Westcott and Shahrestani reported shared voting and dispositive power with respect to 3,242,787 ordinary shares and Ikarian LP and Ikarian GP reporting shared voting and dispositive power with respect to 2,439,922 ordinary shares.

(7)	This number consists of 207,599 shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(8)	This number includes 720,563 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(9)	This number includes 419,506 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(10)	This number includes 336,026 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(11)	This number includes 395,788 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(12)	This number consists of 194,384 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(13)	This number consists of 180,000 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(14)	This number consists of 194,918 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 27, 2020.

(15)	This number includes 129,563 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days as of March 27, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC.

Based solely on our review of the reports filed with the SEC and written representations from the reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors and officers and 10% stockholders were timely met during 2019 other than one late Form 4 filed on June 5, 2019 for Mr. Wilhoit reflecting a stock option award granted to Mr. Wilhoit on May 28, 2019.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors.   We will bear the expenses connected with this proxy solicitation. The Company has retained Alliance Advisors, LLC as its proxy solicitor and will pay them approximately $30,000 plus expenses. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual and Extraordinary Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of any proxy materials to any shareholder upon request submitted in writing to us at Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, Attention: Company Secretary.  Any shareholder who wants to receive separate copies of the proxy materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.

Deadline for Submission of Shareholder Proposals for 2021 Annual General Meeting of Shareholders

The Company currently intends to hold our 2021 annual general meeting on May 13, 2021 however our board of directors may subsequently select another date in accordance with our Articles of Association and applicable law.

Proposals of shareholders intended to be presented at our 2021 Annual General Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our offices at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, Attention: Company Secretary, no later than December 4, 2020, in order to be included in the proxy statement and proxy card relating to that meeting.

In addition, our Articles of Association also provide that we be given advance notice of shareholder nominations for election to our board of directors and of other matters which shareholders wish to present for action at an annual general meeting of shareholders, other than matters included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act. The required proper written notice must be received by the Secretary at our registered office at the address noted above, no later than the 120 days prior to the first anniversary of the day of release to the shareholders of the Company’s proxy statement; provided, however, that in the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the member must be so delivered by close of business on the day that is not less than the later of (a) 150 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by the Company.  In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

Annual Report and Other SEC Filings

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as past annual reports on Form 20-F and reports on Form 6-K, are available on our corporate website www.strongbridgebio.com under the “Investors” tab. These and other SEC filings, including this proxy statement, are also available on the SEC’s website at www.sec.gov. The Company will provide, without charge, to any person upon written request or telephone call a copy of any of our SEC filings. All such requests should be directed to our Company Secretary, Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, or by calling (610) 254-9200.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE TO BE RECEIVED BY 5:00 P.M. EASTERN TIME (10:00 P.M. DUBLIN TIME) ON MAY 13, 2020. q + 1. To elect, by separate resolutions, (a) Mr. John H. Johnson and Dr. Jeffrey W. Sherman, as Class II directors to serve until the conclusion of the 2023 Annual General Meeting of Shareholders and until such time as their successors are duly elected and qualified, and (b) Mr. David N. Gill, as a Class III director to serve until the conclusion of the 2021 Annual General Meeting of Shareholders and until such time as his successor is duly elected and qualified. For Against Abstain For Against Abstain For Against Abstain 1.1 - John Johnson 1.2 - Jeffrey Sherman 1.3 - David Gill For Against Abstain For Against Abstain 2. To ratify, in a non-binding vote, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and to authorize, in a binding vote, the board of directors, acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration. 4. To renew the board of directors’ existing authority under Irish law to allot and issue shares for cash without first offering those shares to existing shareholders. 3. To renew the board of directors’ existing authority under Irish law to allot and issue shares. 5. To approve any motion by the Chairman to adjourn the Annual Meeting to solicit additional proxies to approve Proposal 4. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 037ZYG B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5. 2020 Annual General Meeting Proxy Card

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.edocumentview.com/sbbp q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE TO BE RECEIVED BY 5:00 P.M. EASTERN TIME (10:00 P.M. DUBLIN TIME) ON MAY 13, 2020. q Notice of 2020 Annual General Meeting of Shareholders 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, United States of America Proxy Solicited by Board of Directors for Annual General Meeting — May 14, 2020 Robert Lutz and Stephen J. Long, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Strongbridge Biopharma plc to be held on May 14, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as instructed by the shareholder. If no such instructions are indicated, the proxies will have authority to vote FOR the nominees listed in Proposal 1 (John Johnson, Jeffrey Sherman and David Gill) and FOR Proposals 2, 3, 4 and 5 (to ratify the auditors and authorize the Board of Directors, acting through its Audit Committee, to determine the remuneration of the auditors, to renew the board of directors' existing authority under Irish law to allot and issue shares, to renew the board of directors' existing authority to allot and issue shares for cash without first offering those shares to existing shareholders, and to approve any motion by the Chairman to adjourn the Annual Meeting to solicit additional proxies to approve Proposal 4). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — Strongbridge Biopharma plc